Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

ARTHROCARE CORPORATION, as Purchaser,

DURANTE MERGER SUB, INC., as the Merger Sub,

ENTRIGUE SURGICAL, INC., as the Company,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Representative

July 1, 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

LIST OF EXHIBITS

EXHIBIT A	EARN OUT PLAN
EXHIBIT B	RESERVED
EXHIBIT C	KEY EMPLOYEES
EXHIBIT D	PRODUCTS
EXHIBIT E	FORM OF PROPRIETARY RIGHTS AND NON-DISCLOSURE AGREEMENT
EXHIBIT F	FORM OF TRANSMITTAL LETTER
EXHIBIT G	FORM OF OFFER LETTER
EXHIBIT H	FORM OF OPTION HOLDER AGREEMENT
EXHIBIT I	FORM OF OPINION OF FULBRIGHT & JAWORSKI LLP
EXHIBIT J	FORM OF RELEASE
EXHIBIT K	FORM OF ESCROW AGREEMENT

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 1st day of July, 2013 by and among ArthroCare Corporation, a Delaware corporation (“Purchaser”), Durante Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), ENTrigue Surgical, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Company Securityholders pursuant to Section 7.12 of this Agreement (the “Representative”).

RECITALS

WHEREAS, the business of the Company consists of the design, development and commercialization of medical devices (including but not limited to, implants, disposables and instrumentation) for sinus procedures (collectively, as currently conducted and currently proposed to be conducted by the Company, the “Business”);

WHEREAS, the parties hereto intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the DGCL;

WHEREAS, the board of directors of each of Purchaser, Merger Sub and the Company has approved the principal terms of the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, employees of the Company specified on Exhibit C attached hereto are executing and delivering to Purchaser offer letters in the form attached hereto as Exhibit G (the “Offer Letters”), which offer letters shall become effective as of the Effective Time;

WHEREAS, immediately following the execution and delivery of this Agreement, certain stockholders of the Company (the “Consenting Stockholders”) who owned beneficially and of record (a) Company Capital Stock constituting at least 90% of the votes entitled to be cast on the adoption of this Agreement by holders of shares of Company Capital Stock outstanding at 9:00 a.m., Central Time, on July 1, 2013 (the “Record Time”), voting together as a single class and on an as-converted basis and (b) Company Preferred Stock constituting at least 90% of the Company Preferred Stock outstanding at the Record Time, in each case will deliver to the Company the Requisite Consent (as defined herein) with respect to all such capital stock owned beneficially and of record by such Consenting Stockholders in accordance with the DGCL; and

WHEREAS, each of Purchaser, Merger Sub and the Company desire to make its respective representations, warranties, covenants and agreements as expressly set forth herein in connection with the Merger and to prescribe the conditions to the Merger as expressly set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms.

(a)           As used in this Agreement, the following terms shall have the meanings set forth below.  Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be made to the fourth decimal place.  Notwithstanding the foregoing, all calculations the result of which are dollar amounts shall be rounded to the nearest cent.

“401(k) Plan” means the Company’s 401(k) Retirement Plan.

“Adverse Consequences” means all Liabilities, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, Taxes, penalties, fines, assessments, adjustments, judgments, settlement payments, royalty obligations, deficiencies, lost profits, actual damages, consequential damages, and costs and expenses (including reasonable attorney’s fees and disbursements of every kind, nature and description).

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such Person.  As used herein, “controls,” “control” and “controlled” mean the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interests of such Person, through Contract or otherwise.

“Aggregate Liquidation Cap” means, collectively, the Aggregate Series A Liquidation Cap, the Aggregate Series B Liquidation Cap and the Aggregate Series C Liquidation Cap.

“Aggregate Liquidation Preference Amount” means the sum of the Aggregate Series A Liquidation Preference, the Aggregate Series B Liquidation Preference and the Aggregate Series C Liquidation Preference.

“Aggregate Participating Share Number” means the sum of (i) the aggregate number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of Vested Company Options outstanding immediately prior to the Effective Time.

“Aggregate Remaining Amount” means the Merger Consideration minus the Aggregate Liquidation Preference Amount.

“Aggregate Series A Liquidation Cap” means the product of (i) the Liquidation Cap with respect to the Company Series A Preferred Stock multiplied by  (ii) the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series A Liquidation Preference” means the product of (i) the Series A Liquidation Preference multiplied by (ii) the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series A Percentage” means the quotient of (i) the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time divided by (ii) the Aggregate Participating Share Number.

“Aggregate Series B Liquidation Cap” means the product of (i) the Liquidation Cap with respect to the Company Series B Preferred Stock multiplied by  (ii) the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series B Liquidation Preference” means the product of (i) the Series B Liquidation Preference multiplied by (ii) the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series B Percentage” means the quotient of (i) the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time divided by (ii) the Aggregate Participating Share Number.

“Aggregate Series C Liquidation Cap” means the product of (i) the Liquidation Cap with respect to the Company Series C Preferred Stock multiplied by  (ii) the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series C Liquidation Preference” means the product of (i) the Series C Liquidation Preference multiplied by (ii) the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Aggregate Series C Percentage” means the quotient of (i) the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time divided by (ii) the Aggregate Participating Share Number.

“Agreement of Merger” means the Certificate of Merger in the form reasonably acceptable to Purchaser and Company to be filed with the Office of the Secretary of State of the State of Delaware in connection with the Closing.

“Balance Sheet Date” means May 31, 2013.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Wilmington, Delaware or in the State of Texas.

“Closing Merger Consideration” means the amount of the Merger Consideration (other than the Earn Out Amount and any adjustments to Merger Consideration pursuant to Section 7.8), minus the Escrow Amount, and minus the Expense Fund.

“Closing Working Capital” means the actual amount by which:  (i) the aggregate amount of current assets (excluding deferred Tax assets) of the Company as of the Closing, other than cash, cash equivalents and short term investments, exceeds (ii) the aggregate amount of current Liabilities (excluding deferred Tax Liabilities) of the Company as of the Closing, other than, without duplication, any Company Indebtedness, Employee Transaction Related Expenses and Merger Expenses, in each case calculated in accordance with GAAP (in a manner consistent with past practices of the Company) and pursuant to Section 2.3(b).

“Closing Working Capital Threshold” means $100,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means, collectively, each certificate, instrument or other document to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Section 6.1 and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as at the Balance Sheet Date included in the Company Financial Statements.

“Company Capital Stock” means each of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Company’s common stock, par value $0.01.

“Company Financial Statements” means (i) the Company’s audited balance sheets dated December 31, 2010, December 31, 2011 and December 31, 2012; (ii) the Company’s audited statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2010, December 31, 2011 and December 31, 2012; (iii) the Company’s unaudited statement of operations, stockholders’ equity and cash flows for the five (5) month period ended on the Balance Sheet Date; (iv) the Company Balance Sheet; and (v) any notes to the foregoing financial statements.

“Company Fundamental Representations” means, collectively, the representations and warranties made by the Company in Section 3.1(a) (organization and good standing), Section 3.2 (power; authorization; validity), Section 3.5 (capitalization), Section 3.23 (employee benefit plans), Section 3.25 (regulatory matters), Section 3.27 (intellectual property) and Section 3.30 (taxes).

“Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of the Company upon which interest charges are customarily paid, (iv) Employee Obligations, (v) any obligations of the Company under conditional sale or other title retention agreements, (vi) any obligations of the Company issued or assumed as the deferred purchase price for any property, service, covenant, settlement, release, waiver or other right (excluding obligations of the Company to creditors for goods and services incurred in the ordinary course of such Person’s business), (vii) any capitalized lease obligations of the Company, (viii) any obligations of others secured by any Lien on Assets owned by the Company, whether or not the obligations secured thereby have been assumed, (ix) the amount, if any, by which the aggregate Liability of the Company under defined benefit pension plans or deferred compensation plans exceeds the aggregate value of plan Assets held by such plans, (x) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (xi) any drawn letters of credit issued for the account of the Company, (xii) any obligations of the Company to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or other Assets, (xiii) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person and (xiv) any accrued interest or penalties on any of the foregoing; provided, however, that Company Indebtedness shall not include any Employee Transaction Related Expenses, Merger Expenses or the Company Notes.

“Company Notes” means the convertible promissory notes issued by the Company on or about January 22, 2013 pursuant to that certain Note Purchase Agreement, dated as of January 22, 2013, by and between the Company and the Lenders listed therein.

“Company Options” means options to purchase shares of Company Common Stock that were issued pursuant to the Company Stock Plan.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock.

“Company Securityholders” means, collectively, the Company Stockholders, the holders of the Company Notes outstanding immediately prior to the Effective Time, the holder of the Company Warrant outstanding immediately prior to the Effective Time, and the holders of Vested Company Options outstanding immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.01.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.01.

“Company Severance Plan” means the Company’s Severance Policy dated December 2011, as amended and in effect immediately prior to the Effective Time.

“Company Stock Plan” means the Company’s 2007 Stock Incentive Plan, as amended.

“Company Stockholders” means the holders of shares of Company Capital Stock immediately prior to the Effective Time (which, for purposes of clarity, does not include the holders of Company Notes or the Company Warrant, as such).

“Company Warrant” means the warrant to purchase shares of Company Series C Preferred Stock, issued to Hercules Technology II, L.P.

“Confidentiality Agreement” means the Confidentiality Agreement dated January 28, 2013 between Purchaser and the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“Conflict Mineral” means a material designated as a “conflict mineral” pursuant to Section 1502 of the United States Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as in effect as of the date of this Agreement, and any regulations, rules, decisions or orders in effect as of the date of this Agreement relating thereto adopted by the United States Securities and Exchange Commission or successor governmental agency responsible for adopting regulations relating thereto.

“Consideration Certificate” means a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date and provided to Purchaser prior to the Closing, attaching the final Spreadsheet and final Projected Closing Balance Sheet and certifying as of such date:  (i) that the Spreadsheet has been prepared in accordance with the terms of this Agreement and the information set forth in the Spreadsheet is complete and correct in all respects; (ii) that the Projected Closing Balance Sheet has been prepared in accordance with the terms of this Agreement; (iii) the aggregate amount of the Merger Expenses (including an itemized list of each such Merger Expense and the Person to whom such amount is owed); (iv) the aggregate amount of the Employee Transaction Related Expenses that will be unpaid as of the Closing, if any; (v) the aggregate amount of Company Indebtedness (other than the Employee Obligations) that will be unpaid and outstanding as of the Closing as reflected on the Projected Closing Balance Sheet; (vi) the Projected Closing Working Capital; (vii) the aggregate amount of the Employee Obligations; (viii) based on the foregoing, the amount of the Projected Closing Merger Consideration; (ix) that the aggregate Merger Consideration set forth therein was calculated in accordance with the terms hereof and the Charter Documents and (x) that the treatment of the Company Options is consistent with the terms hereof, the Company Stock Plan and the Charter Documents.  The Consideration Certificate will include the wire transfer instructions for each Person to whom Purchaser is making a payment on behalf of the Company and the Company Securityholders in respect of Company Indebtedness, Employee Transaction Related Expenses or Merger Expenses at the Closing.

“Contract” means any written or oral (i) contract, (ii) agreement, or (iii) legally binding instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders), in the case of clauses (i), (ii) and (iii), that is in effect as of the Closing Date.

“DGCL” means the General Corporation Law of the State of Delaware, as in effect from time to time.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with the DGCL in connection with the Merger, and shall remain perfected at all times thereafter.

“Earn Out Amount” means the aggregate amount payable pursuant to the Earn Out Plan.

“Earn Out Payment” means each annual payment of a portion of the Earn Out Amount pursuant to the Earn Out Plan.

“Earn Out Plan” means the Earn Out Plan attached hereto as Exhibit A.

“Effective Time” means the time of the filing of the Agreement of Merger with the Office of the Secretary of State of the State of Delaware (or such later time as may be mutually agreed in writing by the Company and Purchaser and specified in the Agreement of Merger).

“Electronic Data Room” shall mean the electronic data room populated by the Company and to which Purchaser has been provided access in connection with the due diligence investigation conducted by Purchaser prior to the Closing.  Any Contract or other document that is available in the Electronic Data Room as of 5:00 p.m. Central time on June 29, 2013 shall be deemed to have been made available to Purchaser for purposes of this Agreement.

“Employee Obligation” means, collectively, any compensation earned by any current or former employee of the Company for periods as of or prior to June 30, 2013 that is accrued and unpaid as of the Closing, together with any Taxes to be incurred by the Company with respect to the payment thereof; provided, however, that Employee Obligation shall not include any Employee Transaction Related Expense or Merger Expense.

“Employee Transaction Related Expenses” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments (other than Post-Closing Severance Obligations and other than payments in respect of Company Options) that are payable by the Company or its successor to any current or former employee of the Company as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), together with any employer-paid portion of any employment and payroll Taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement into which the Escrow Amount shall be deposited, maintained and disbursed in accordance with this Agreement and the Escrow Agreement.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means an Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Representative and the Escrow Agent, in the form attached hereto as Exhibit K.

“Escrow Amount” means $4,250,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” means $250,000, to be held by the Representative and applied against Representative Expenses.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means federal, state, local, territorial or foreign governmental or quasi-governmental or regulatory body, municipality or subdivision thereof or any governmental authority, department, administrative agency, bureau, board, court, tribunal, commission or instrumentality or other body exercising similar powers or authority, including any applicable self-regulatory organization.

“Imputed Interest” means such amount of any Earn Out Amount payable to any Company Securityholder which is treated as interest for U.S. federal income Tax purposes.

“Indemnified Taxes” means (i) any Liability for Taxes of the Company attributable to a Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date as determined under the principles set forth in Section 5.3(e)), (ii) any obligation of the Company, arising prior to the Closing Date, to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise, and (iii) any employer-paid portion of any employment and payroll Taxes related to the portion of the Merger Consideration that is paid in respect of Company Options, whether paid at or after the Closing (without duplication of amounts by which the Merger Consideration is reduced in respect of such Taxes pursuant to Section 2.3(c)(i)).

“In-the-Money Vested Company Option” means a Vested Company Option with an exercise price that is less than the Per Share Common Merger Consideration, as such Per Share Common Merger Consideration may be adjusted from time to time pursuant to the terms herein.

“Internal Controls” means a process designed by, or under the supervision of, the Company’s chief executive officer and chief financial officer and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and including maintaining records in reasonable detail to accurately and fairly reflect the transactions and dispositions of the assets of the Company, providing reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company, and providing reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  For purposes of this definition, “reasonable assurance” shall be construed as the level of assurance that is reasonable in the context of private companies of comparable size to the Company in the Company’s industry.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or phrases of similar import mean the knowledge of Fred B. Dinger, III (President and Chief Executive Officer of the Company), Joseph D. Oliver, III (Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer of the Company), Gabriele G. Niederauer (Senior Vice President, Technology and Development of the Company) and Prasad Nalluri (Vice President, Global Marketing of the Company), including facts of which any such Person, in the reasonably prudent exercise of his or her duties, should be aware, none of whom shall have any personal liability or obligations regarding such Knowledge of the Company, other than with respect to the indemnification and other obligations in their capacity as Company Securityholders pursuant to Article VII of this Agreement.

“Law” means, collectively, all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business of any Person or the transactions contemplated by this Agreement, including common law and arbitral awards.

“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, reduction in value, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Liquidation Cap” means, (i) with respect to the Company Series A Preferred Stock, $7.50 per share, (ii) with respect to the Company Series B Preferred Stock, $9.00 per share and (iii) with respect to the Company Series C Preferred Stock, $9.00 per share, as provided for in the Company’s certificate of incorporation immediately prior to the Effective Time.

“Liquidation Preference” means, collectively, the Series A Liquidation Preference, the Series B Liquidation Preference and the Series C Liquidation Preference.

“Material Adverse Effect” means, with respect to any change, event, fact or condition, individually or in the aggregate, together with all other changes, events, facts and conditions that have occurred prior to the date of determination, any material adverse effect upon (i) the rights of Purchaser hereunder, (ii) the business, results of operations, prospects, properties, assets, Liabilities or condition (financial or otherwise) of the Company, or (iii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

“Maximum Aggregate Series A Liquidation Preference” means the product of (i) $2.50 multiplied by (ii) the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Maximum Aggregate Series B Liquidation Preference” means the product of (i) $3.00 multiplied by (ii) the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Merger Expenses” means all out-of-pocket costs, fees and expenses of the Company, any officer, director or employee of the Company or any Company Securityholder (including any fees and expenses of any of their respective agents, representatives (including the Representative acting in the Representative’s capacity as the Representative), brokers, finders, legal counsel, financial advisors, investment bankers and accountants) incurred by, paid by, or to be paid by the Company in connection with the Merger and this Agreement (and the related letter of intent) and the transactions contemplated by this Agreement, including the premium for the Tail Policy, any fees or expenses related to the Escrow Account and any negotiation, legal, travel and due diligence expenses, in each case that remain unpaid as of the Closing. Any Merger Expenses that have not been set forth on the Consideration Certificate are collectively referred to as “Indemnifiable Merger Expenses.”

“Merger Sub Common Stock” means the common stock of Merger Sub.

“Permitted Liens” means:  (i) Liens for current Property Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings with appropriate reserves for such Taxes properly maintained in accordance with GAAP; (ii) statutory or common law Liens to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to the Purchaser on the Electronic Data Room; (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law; and (iv) Liens imposed by Law, such as carriers’, material men’s, mechanics’, warehousemans’, landlords’ and other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Business or the use of the affected Assets in the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Governmental Authority or other entity, enterprise or business organization.

“Post-Closing Severance Obligations” means payments that are payable by the Company or its successor under the Company Severance Plan to (i) any employee of the Company as of immediately prior to the Effective Time as a result of or in connection with the termination of such employee’s employment as of the Effective Time or (ii) any Continuing Employee as a result of or in connection with the termination of such employee’s employment during the one-year period after the Effective Time.

“Pre-Closing Tax Period” means any and all Taxable periods or portions thereof ending on or before the Closing Date, including the portion of any Straddle Period that ends on and includes the Closing Date.

“Product” means any and all of the medical devices which the Company holds the right to investigate, manufacture, or distribute in any jurisdiction, and which are under development by Company for eventual investigation, manufacture, or distribution in any jurisdiction, which are identified more specifically in Exhibit D by reference to 510(k) number, IDE number, model name or number, or similar method of identifying a product meeting certain specifications.  Such definition will apply whether or not such products are distributed directly by the Company or by one or more third-party distributors.

“Projected Closing Balance Sheet” means an estimated balance sheet of the Company as of the Closing (before giving effect to the payments to be made at the Closing pursuant to Section 2.4(b)(i)-(iii)).

“Projected Closing Merger Consideration” means the estimate of the Closing Merger Consideration set forth in the Consideration Certificate.

“Projected Closing Working Capital” means the Closing Working Capital of the Company reflected on the Projected Closing Balance Sheet and set forth in the Consideration Certificate.

“Property Taxes” means any and all real property, personal property and ad valorem  Taxes.

“Proprietary Rights and Non-Disclosure Agreement” means, collectively, the proprietary rights and non-disclosure agreements entered into on or prior to Closing in the form attached hereto as Exhibit E by certain employees of the Company, as the same may be amended, supplemented or otherwise modified from time to time.

“Purchaser Ancillary Agreements” means, collectively, each certificate, instrument or other document to be delivered on behalf of Purchaser by an officer or officers of Purchaser at the Closing pursuant to Section 6.2 and each agreement or document (other than this Agreement) that Purchaser is to enter into as a party thereto pursuant to this Agreement.

“Requisite Consent” means the approval of this Agreement and the transactions contemplated hereby, including, without limitation, the consummation of Merger, by the holders of at least (i) 90% of the Company Preferred Stock, and (ii) 90% of the Company Common Stock and Company Preferred Stock, consenting as a single class on an as-converted to Company Common Stock basis, in each case outstanding as of the Record Time.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Liquidation Percentage” means the quotient of (i) the Maximum Aggregate Series A Liquidation Preference divided by (ii) the sum of (A) the Maximum Aggregate Series B Liquidation Preference plus (B) the Maximum Aggregate Series A Liquidation Preference.

“Series A Liquidation Preference” means the lesser of: (i) $2.50 per share and (ii) the resulting per share amount equal to (A) the product of (1) the difference between the Merger Consideration minus the Aggregate Series C Liquidation Preference multiplied by (2) the Series A Liquidation Percentage, divided by (B) the aggregate number of shares of the Company Series A Preferred Stock outstanding immediately prior to the Effective Time, all as provided for in the Company’s certificate of incorporation immediately prior to the Effective Time and as set forth on the Spreadsheet.

“Series B Liquidation Percentage” means the quotient of (i) the Maximum Aggregate Series B Liquidation Preference divided by (ii) the sum of (A) the Maximum Aggregate Series B Liquidation Preference plus (B) the Maximum Aggregate Series A Liquidation Preference.

“Series B Liquidation Preference” means the lesser of: (i) $3.00 per share and (ii) the resulting per share amount equal to (A) the product of (1) the difference between the Merger Consideration minus the Aggregate Series C Liquidation Preference multiplied by (2) the Series B Liquidation Percentage, divided by (B) the aggregate number of shares of the Company Series B Preferred Stock outstanding immediately prior to the Effective Time, all as provided for in the Company’s certificate of incorporation immediately prior to the Effective Time and as set forth on the Spreadsheet.

“Series C Liquidation Preference” means $4.50 per share.

“Spreadsheet” means a spreadsheet in form reasonably acceptable to Purchaser, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing and immediately prior to the Effective Time, the following factual information relating to the Company Securityholders:  (i) the names of all the Company Securityholders (and name of the record holder if different) and their last known addresses, (ii) the number and kind of shares of Company Capital Stock held by, or that are issuable upon the exercise of Company Notes, Company Warrants and Vested Company Options outstanding immediately prior to the Effective Time held by, such Persons and, in the case of outstanding shares of Company Capital Stock, the respective certificate numbers, (iii) the exercise price per share in effect for each Vested Company Option that is outstanding immediately prior to the Effective Time, (iv) the Liquidation Preference for shares of each series of Company Preferred Stock, (v) the Liquidation Cap for shares of each series of Company Preferred Stock, and (vi) the amount of cash, if any, payable at Closing to each Company Securityholder (assuming such Company Securityholder has complied with Section 2.5(b) as of the Closing).

“Straddle Period” means any Taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or one or more of its Subsidiaries owns or controls, directly or indirectly, outstanding shares of capital stock, or other equity interests representing (A) 50% or more of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive 50% or more of the dividends or income distributed to the holders of outstanding capital stock or other ownership interests of such entity, or (C) the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, (ii) of which such Person or any other Subsidiary of such Person is a general partner (or otherwise serves in a capacity of comparable authority), or (iii) of which such Person has power to appoint the governing body or over which such Person otherwise has control or approval rights.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all foreign, federal, state, provincial, territorial, local and other taxes, levies or assessments of any kind whatsoever, including but not limited to taxes based upon, measured by or related to income, gross receipts, sales, use, ad valorem, value-added, goods and services, harmonized sales, capital, intangible, unitary, transfer, franchise, license, payroll employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, and customs duties, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any related charges imposed by any Taxing Authority.

“Tax Accrual” means the aggregate amount of the accruals, reserves and provisions for Taxes (including without limitation any unpaid sales and use Taxes, Taxes to be incurred by the Company with respect to the payment of any Employee Obligations and payments in respect of Company Options) reflected in the computation of the Closing Merger Consideration that has become final and binding pursuant to Section 2.3(b).

“Tax Return” means any return (including any schedule or attachment and any information return), report, statement (including Form TD F 90-22.1), declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Taxes.

“Taxing Authority” means any Governmental Entity responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Transmittal Letters” means, collectively, the letters of transmittal executed and delivered by the Company Securityholders pursuant to Section 2.5 hereof, in substantially the form of Exhibit F to this Agreement.

“Uncapped Preferred Consideration” means, collectively, the Uncapped Series A Preferred Consideration, Uncapped Series B Preferred Consideration and Uncapped Series C Preferred Consideration.

“Uncapped Series A Preferred Consideration” means the sum of (i) the Aggregate Series A Liquidation Preference plus (ii) the product of Aggregate Remaining Amount multiplied by the Aggregate Series A Percentage.

“Uncapped Series B Preferred Consideration” means the sum of (i) the Aggregate Series B Liquidation Preference plus (ii) the product of Aggregate Remaining Amount multiplied by the Aggregate Series B Percentage.

“Uncapped Series C Preferred Consideration” means the sum of (i) the Aggregate Series C Liquidation Preference plus (ii) the product of Aggregate Remaining Amount multiplied by the Aggregate Series C Percentage.

“Unvested Company Options” means any Company Options that as of the Effective Time are unvested or subject to a repurchase option, vesting schedule or any other condition providing that such Company Options or the shares subject thereto may be forfeited to or repurchased by the Company upon any termination of the relevant relationship (including employment or directorship) of the Company with the holder (or prior holder thereof) under the terms of any Contract with the Company (including any stock option agreement or stock option exercise agreement).

“Vested Company Options” means Company Options that are not Unvested Company Options.

“Working Capital Excess” means, if the Closing Working Capital is greater than the Projected Closing Working Capital, the Closing Working Capital minus the Projected Closing Working Capital.

“Working Capital Shortfall” means, if the Projected Closing Working Capital is greater than the Closing Working Capital, the Projected Closing Working Capital minus the Closing Working Capital.

(b)           Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section

Accounting Firm	Section 5.3(a)(ii)
Accounts Receivable	Section 3.10
Accrued Merger Consideration	Section 2.3(c)(ii)
Aggregate Common Merger Consideration	Section 2.3(d)(iii)(D)
Agreement	Introduction
Applicable Courts	Section 8.7
Assets	Section 3.13
Basket	Section 7.3(a)
Benefit Arrangement	Section 3.23(a)(i)
Benefit Plan	Section 3.23(a)(ii)
Books and Records	Section 3.28(a)
Business	Recitals
Charter Documents	Section 3.1(b)
Claim Notice	Section 7.5(a)
Claims	Section 7.5
Closing	Section 2.4(a)
Closing Balance Sheet	Section 2.3(b)(ii)
Closing Calculations	Section 2.3(b)(ii)
Closing Date	Section 2.4(a)
Closing Pay-Off Company Indebtedness	Section 6.1(l)(ii)
COBRA	Section 3.23(c)(viii)

Company	Introduction
Company Benefit Arrangement	Section 3.23(a)(iii)
Company Benefit Plan	Section 3.23(a)(iv)
Company Contract	Section 3.17(a)
Company Disclosure Schedule	Introduction to Article III
Company Hazardous Materials Activities	Section 3.12(c)
Company Intellectual Property	Section 3.27(a)(i)
Company Licensed Intellectual Property	Section 3.27(a)(ii)
Company Option Agreements	Section 3.5(b)(ii)
Company Owned Intellectual Property	Section 3.27(a)(iii)
Company Registrations	Section 3.27(b)
Consenting Stockholders	Recitals
Continuing Employees	Section 5.4(a)
Customer Offerings	Section 3.27(a)(iv)
Customers	Section 3.16(a)
D&O Indemnified Parties	Section 5.5(a)
Dispute	Section 7.5(b)
Dispute Date	Section 2.3(b)(iv)
Dispute Notice	Section 2.3(b)(iii)
Dispute Notice Period	Section 2.3(b)(iii)
Environment	Section 3.12(a)(i)
Environmental Law	Section 3.12(a)(ii)
Environmental Matters	Section 3.12(a)(iii)
Environmental Permits	Section 3.12(d)
ERISA	Section 3.23(a)(v)
ERISA Affiliate	Section 3.23(a)(vi)
Excess Consideration	Section 2.3(d)(ii)
Exchange Fund	Section 2.5(a)
Exhibits	Section 8.2
Expiration Date	Section 7.4(a)
Exploit / Exploitation	Section 3.27(a)(v)
FDA	Section 3.25(c)
Final Closing Balance Sheet	Section 2.3(b)(ii)
Framework	Section 5.3(h)
Fulbright	7.12(g)
Governmental Consents	Section 3.2(b)
Grant Date	Section 3.5(b)(ii)
Hazardous Material	Section 3.12(a)(iv)
IDE	Section 3.25(a)(iii)
Indemnifiable Merger Expenses	Section 1.1(a)
Indemnified Party	Section 7.5(a)
Indemnifying Party	Section 7.5(a)
Intellectual Property	Section 3.27(a)(vi)
Intellectual Property Registrations	Section 3.27(a)(vii)
Inventory	Section 3.20
Leases	Section 3.15
LIBOR Rate	Section 7.3(d)
Material Contracts	Section 3.17
Material Permits	Section 3.11
Merger	Recitals
Merger Consideration	Section 2.3(a)

Merger Sub	Introduction
Multiemployer Plan	Section 3.23(a)(vii)
Neutral Accountant	Section 2.3(b)(iv)
Next Earnout Payment	Section 7.3(d)
Notice Period	Section 7.5(b)
Offer Letters	Recitals
Option Holder Agreement	Section 2.2(c)(v)
Patent Rights	Section 3.27(a)(vi)(A)
Paying Agent	Section 2.5(a)
Paying Agent Agreement	Section 2.5(a)
Pending Claims	Section 7.7
Pension Plan	Section 3.23(a)(viii)
Permits	Section 3.11
Per Share Common Merger Consideration	Section 2.3(d)(iii)(D)
Per Share Merger Consideration	Section 2.3(d)(iii)
Per Share Series A Merger Consideration	Section 2.3(d)(iii)(C)
Per Share Series B Merger Consideration	Section 2.3(d)(iii)(B)
Per Share Series C Merger Consideration	Section 2.3(d)(iii)(A)
Pre-Closing Income Tax Returns	Section 5.3(a)(ii)
Preferred Merger Consideration	Section 2.3(d)(i)
Prior Company Agreements	Section 6.1(r)
Product Warranties	Section 3.29
Purchaser	Introduction
Purchaser Employee Plan	Section 5.4(a)
Purchaser Indemnified Parties	Section 7.1
Qualified Plan	Section 3.23(a)(ix)
Real Property	Section 3.14(a)
Record Time	Recitals
Related Parties	Section 3.35(a)
Release	Section 3.12(a)(v)
Repaid Company Indebtedness	Section 6.1(l)(i)
Representative	Introduction
Representative Expenses	Section 7.12(c)
Schedules	Section 8.2
Securityholder Indemnified Parties	Section 7.2
Statement	Section 5.3(a)(i)
Stockholder Approvals	Section 3.3(a)
Suppliers	Section 3.16(a)
Surviving Corporation	Recitals, Section 2.1(a)
Tail Policy	Section 5.5(a)
Tax Proceeding	Section 5.3(b)
Third Party Claim	Section 7.5(a)
Trademarks	Section 3.27(a)(vi)(B)
Waived Benefit	Section 5.7
WARN Act	Section 3.22(f)

ARTICLE II

THE MERGER

Section 2.1            Effects of the Merger.  At and upon the Effective Time:

(a)           the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company, and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Agreement of Merger (the “Surviving Corporation”);

(b)           the certificate of incorporation of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows:  “The name of this corporation is ENTrigue Surgical, Inc.”;

(c)           the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “ENTrigue Surgical, Inc.”;

(d)           the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time until their successors are duly appointed; and

(e)           the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the board of directors of the Surviving Corporation immediately after the Effective Time until their successors are duly elected or appointed and qualified.

Section 2.2            Conversion of Shares.

(a)           Conversion of Merger Sub Common Stock.  At the Effective Time, without the need for any further action by any Person, each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of common stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b)           Cancellation of Company-Owned Stock.  Notwithstanding Section 2.2(c), each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c)           Conversion of Company Capital Stock and Company Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, without any action on the part of any Company Securityholder or any other Person:

(i)            Company Series C Preferred Stock.  Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Series C Preferred Stock to be cancelled pursuant to Section 2.2(b) and any Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive, in cash as set forth herein, an amount equal to the Per Share Series C Merger Consideration.  Each Company Note that is outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive, in cash, an amount equal to the Per Share Series C Merger Consideration multiplied by the number of shares of Company Series C Preferred Stock into which such Company Note is convertible as of immediately prior to the Effective Time.  The Company Warrant, if outstanding immediately prior to the Effective Time, will be cancelled and automatically converted into the right to receive, in cash, an amount equal to the Per Share Series C Merger Consideration multiplied by the number of shares of Company Series C Preferred Stock for which the Company Warrant is exercisable as of immediately prior to the Effective Time.  For all purposes of calculating Merger Consideration and the allocation of Merger Consideration among the Company Securityholders (including all calculations of the number of shares of Company Series C Preferred Stock and Company Capital Stock outstanding immediately prior to the Effective Time used therein), the Company Notes and the Company Warrant outstanding immediately prior to the Effective Time shall be deemed to have been converted or exercised, as applicable, into the maximum number of whole shares of Company Series C Preferred Stock into which they were convertible or for which they were exercisable, as applicable, immediately prior to the Effective Time.  If the Company Warrant is outstanding immediately prior to the Effective Time, the holder of the Company Warrant will not be required to pay the aggregate exercise price of the Company Warrant in cash in connection with its conversion into Per Share Series C Merger Consideration at the Effective Time, but such amount of aggregate exercise price will be deducted from the aggregate amount of Merger Consideration that is distributed at the Closing to the holder of the Company Warrant.

(ii)           Company Series B Preferred Stock.  Each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Series B Preferred Stock to be cancelled pursuant to Section 2.2(b) and any Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive, in cash as set forth herein, an amount equal to the Per Share Series B Merger Consideration.

(iii)          Company Series A Preferred Stock.  Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.2(b) and any Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive, in cash as set forth herein, an amount equal to the Per Share Series A Merger Consideration.

(iv)          Company Common Stock.  Each share of Company Common Stock outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.2(b) and any Dissenting Shares, will be cancelled and extinguished and automatically converted into the right to receive, in cash, as set forth herein an amount equal to the Per Share Common Merger Consideration.

(v)           Company Options.  No Company Option shall be assumed by the Purchaser and the Company has taken all necessary action, including obtaining consents and approvals, to the reasonable satisfaction of Purchaser to cause each outstanding Company Option and the Company Stock Plan to terminate immediately prior to the Effective Time.  Upon cancellation thereof, and subject to the holder of a Vested Company Option executing an agreement in the form attached hereto as Exhibit H (such agreement, an “Option Holder Agreement”), each In-the-Money Vested Company Option shall be converted into the right to receive in respect of each share of Company Common Stock that was issuable upon the exercise of such Vested Company Option immediately prior to the Effective Time, in cash as set forth herein, an amount equal to the Per Share Common Merger Consideration minus the exercise price of such Vested Company Option.  Upon cancellation thereof, each Unvested Company Option and each Vested Company Option that is not an In-the-Money Vested Company Option shall be extinguished without any conversion thereof or any consideration being paid with respect thereto (subject to any Vested Company Option that is not an In-the-Money Vested Company Option becoming an In-the-Money Vested Company Option upon any payment of post-Closing Merger Consideration).

Section 2.3            Merger Consideration.

(a)           Merger Consideration.  The aggregate consideration to be paid by Purchaser hereunder in respect of all shares of Company Capital Stock and Vested Company Options outstanding immediately prior to the Effective Time (the “Merger Consideration”), which amount shall be subject to adjustment after the Closing pursuant to Section 2.3(b) or Section 7.8, shall consist of the following:

(i)            $45,000,000; plus

(ii)           the Earn Out Amount; minus

(iii)          the aggregate amount of the Company Indebtedness outstanding as of the Closing; minus

(iv)          the aggregate amount of all Employee Transaction Related Expenses unpaid as of the Closing; minus

(v)           the aggregate amount of the Merger Expenses; minus

(vi)          the amount by which the Closing Working Capital Threshold exceeds the Projected Closing Working Capital; minus

(vii)         the amount of any Working Capital Shortfall; plus

(viii)        the amount  of any Working Capital Excess.

(b)           Post-Closing Adjustment.

(i)            The Company has prepared and delivered to the Purchaser the Projected Closing Balance Sheet.  The Projected Closing Balance Sheet sets forth calculations of the Projected Closing Working Capital (including a separate calculation of the Tax Accrual) and the amount of Company Indebtedness (including a separate calculation for Employee Obligations), Merger Expenses and Employee Transaction Related Expenses, in each case as of the Closing and before giving effect to the payments to be made at the Closing pursuant to Section 2.4(b)(i)-(iii).  The Projected Closing Balance Sheet (A) reflects the Company’s good faith determinations or estimates of the amounts set forth therein, and (B) has been prepared in accordance with GAAP and on a basis consistent with, and with no changes in, the method of application of the Company’s accounting policies.

(ii)           Within 60 days following the Closing Date, Purchaser shall prepare and deliver to the Representative a balance sheet of the Company as of the Closing (before giving effect to the payments to be made at the Closing pursuant to Section 2.4(b)(i)-(iii)) (the “Closing Balance Sheet,” and the balance sheet of the Company as of the Closing (before giving effect to the payments to be made at the Closing pursuant to Section 2.4(b)(i)-(iii)) that becomes final and binding on the parties hereto and the Company Securityholders pursuant to Section 2.3(b)(iii) or Section 2.3(b)(iv) being referred to as the “Final Closing Balance Sheet”), which shall be prepared in accordance with GAAP and on a basis consistent with, and with no changes in, the method of application of the Company’s accounting policies as of the Closing.  The Closing Balance Sheet shall set forth calculations of the Closing Working Capital (including a separate calculation of the Tax Accrual), Merger Expenses, Employee Transaction Related Expenses and the Company Indebtedness (including a separate calculation for Employee Obligations) as of the Closing before giving effect to the payments to be made at the Closing pursuant to Section 2.4(b)(i)-(iii)  (such calculations, the “Closing Calculations”).

(iii)          The Closing Balance Sheet delivered by Purchaser and the Closing Calculations set forth therein shall be final and binding on each party hereto and the Company Securityholders, unless Purchaser receives from the Representative a written notice of objection on or prior to the 30th day after delivery to the Representative of the Closing Balance Sheet (the “Dispute Notice Period”).  Such notice shall state in reasonable detail the item or items in dispute and shall state the amount, if any, of any adjustment that should be made to the Closing Balance Sheet (the “Dispute Notice”).  If, after delivery of a Dispute Notice, there is no dispute between Purchaser and the Representative regarding whether an upward or downward adjustment to Merger Consideration should be made, but rather the only dispute relates to the amount of such adjustment, then the lowest amount of adjustment proposed by either such party shall (A) if resulting in an increase in Merger Consideration, be deposited by Purchaser into the Escrow Account, and (B) if resulting in a decrease in Merger Consideration, be released to Purchaser from the Escrow Account, in each case promptly following the delivery of the Dispute Notice.

(iv)          In the event of a dispute regarding the Closing Balance Sheet, Purchaser and the Representative shall each use reasonable good faith efforts to resolve any such objections and any such resolution shall be final and binding on all parties hereto and the Company Securityholders.  If Purchaser and the Representative do not resolve any such dispute within 30 days after Purchaser’s receipt of the Dispute Notice (the “Dispute Date”), then either Purchaser or the Representative may, within 5 Business Days after the Dispute Date, submit such unresolved dispute to the Neutral Accountant.  The “Neutral Accountant” means Ernst & Young LLP or in the event that circumstances create an actual or potential conflict of interest that would impair the Neutral Accountant’s ability to impartially determine any issue presented to it pursuant to this Agreement or if the Neutral Accountant is otherwise unwilling or unable to provide such services, a nationally recognized certified public accounting firm mutually agreed upon by Purchaser and the Representative.  Purchaser and the Representative shall direct the Neutral Accountant to resolve such remaining dispute within 30 days following such submission, and such resolution shall be final and binding on all parties hereto and the Company Securityholders. If neither Purchaser nor the Representative submits any such unresolved dispute to the Neutral Accountant within 5 Business Days after the Dispute Date, the midpoint between the value specified in the Closing Balance Sheet delivered by Purchaser  and in the Dispute Notice delivered by the Representative for each disputed Closing Calculation shall be the amount of each such Closing Calculation for the purposes of the Final Closing Balance Sheet which shall be final and binding on all parties hereto and the Company Securityholders.  The Neutral Accountant, in undertaking the tasks to be performed by it as provided herein, shall act as an expert and not as an arbitrator.  The Neutral Accountant’s decision shall be based solely on the presentations by Purchaser and the Representative and not by independent review.  The Neutral Accountant shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  The fees and expenses of the Neutral Accountant relating to a dispute pursuant to this Section 2.3(b)(iv) shall be borne by the Purchaser and the Representative (solely on behalf of the Company Securityholders) in proportion to the difference between the Merger Consideration (other than the Earn Out Amount and any adjustments pursuant to Section 7.8) determined by the Neutral Accountant and the respective amounts thereof asserted by the Purchaser and the Representative, respectively, at the time of the initial referral of such dispute to the Neutral Accountant.  If issues in dispute are submitted to the Neutral Accountant for resolution, Purchaser and the Representative will furnish to the Neutral Accountant such work papers and other documents and information relating to the disputed issues as the Neutral Accountant may request and are available, and each will be afforded the opportunity to present to the Neutral Accountant any material relating to the determination and to discuss the determination with the Neutral Accountant.  The determination by the Neutral Accountant of the Closing Balance Sheet and the disputed Closing Calculations as set forth in a notice delivered by the Neutral Accountant to Purchaser and the Representative shall be final and binding on all parties hereto and the Company Securityholders.  The Neutral Accountant’s determination may be enforced through a court of competent jurisdiction, but the substance of the Neutral Accountant’s determination shall not be subject to review by a court of competent jurisdiction (or otherwise).

(v)           The amount by which the Closing Merger Consideration determined pursuant to the Final Closing Balance Sheet exceeds the Projected Closing Merger Consideration (less any deposit into the Escrow Account by Purchaser pursuant to the last sentence of Section 2.3(b)(iii)) shall be deposited by Purchaser into the Escrow Account.  The amount by which the Projected Closing Merger Consideration exceeds the Closing Merger Consideration determined pursuant to the Final Closing Balance Sheet (less any release from the Escrow Account to Purchaser pursuant to the last sentence of Section 2.3(b)(iii) shall be released to Purchaser from the Escrow Account provided such amounts are not then subject to a indemnification claim in accordance with Article VII.  Such deposit or release shall be made by wire transfer of immediately available funds on or prior to the 5th Business Day following the date on which the Final Closing Balance Sheet becomes final and binding.

(c)           Earn Out.

(i)            The Company Securityholders shall be entitled to receive the Earn Out Payments set forth on the Earn Out Plan attached hereto as Exhibit A, payable in cash on such dates as set forth therein, in each case reduced by any employer-paid portion of any employment and payroll Taxes related to the portion of such payment paid in respect of Company Options.  The parties acknowledge and agree that no separate cash payment of interest will be made by Purchaser with respect to the Earn Out Amount, and Purchaser shall have no liability whatsoever with respect to any Tax obligations of the Company Securityholders with respect to any Imputed Interest.  Purchaser shall determine the amount of any such Imputed Interest to be reported to the appropriate Taxing Authority and shall deliver a copy of such determination and calculations to the Representative for review and comment.

(ii)           On the date of each Earn Out Payment, Purchaser shall pay to the Paying Agent for distribution to the Company Securityholders the aggregate amount of the Earn Out Payment payable on such date.  As soon as reasonably practicable, Purchaser (in consultation with, and subject to the reasonable approval of, the Representative) shall calculate the aggregate Merger Consideration that each Company Securityholder is entitled to receive pursuant to this Agreement as of such time (after giving effect to such Earn Out Payment and including all prior payments of Merger Consideration, including Closing Merger Consideration, any prior Earn Out Payments and any prior releases of the Escrow Amount to the Company Securityholders) (such aggregate Merger Consideration being referred to herein as a Company Securityholder’s “Accrued Merger Consideration”).  Purchaser and the Representative shall deliver to the Paying Agent a calculation, on an individual Company Securityholder basis, of (A) the Accrued Merger Consideration for each Company Securityholder minus (B) the aggregate amount of all payments of Merger Consideration previously made to such Company Securityholder, and instruct the Paying Agent to disburse to each Company Securityholder such difference within three (3) Business Days of receiving the Earn Out Payment from Purchaser and such calculations.

(d)           Calculation of Per Share Merger Consideration.

(i)            The “Preferred Merger Consideration” for each series of Company Preferred Stock shall equal the lesser of (1) the sum of (A) the Uncapped Preferred Consideration for such series of Company Preferred Stock plus (B) the Excess Consideration for such series of Company Preferred Stock as set forth below or (2) the Aggregate Liquidation Cap for such series of Company Preferred Stock.

(ii)           If the Uncapped Preferred Consideration for any series of Company Preferred Stock is greater than the Aggregate Liquidation Cap for such series of Company Preferred

Stock, such excess amount shall be allocated pro rata to (A) the shares any series of Company Preferred Stock outstanding immediately prior to the Effective Time where the Uncapped Preferred Consideration for such series of Company Preferred Stock is less than the Aggregate Liquidation Cap for such series of Company Preferred Stock, if any (the aggregate amount payable under this Section 2.3(d)(ii) for each series of Preferred Stock, the “Excess Consideration” for such series of Preferred Stock), (B) the shares of Company Common Stock outstanding immediately prior to the Effective Time and (C) the shares of Company Common Stock that were issuable upon exercise of In-the-Money Vested Company Options outstanding immediately prior to the Effective Time.  At such a time as the Excess Consideration for a series of Preferred Stock is equal to the difference between (1) the Aggregate Liquidation Cap for such series of Company Preferred Stock minus (2) the Uncapped Preferred Consideration for such series of Company Preferred Stock, such series of Company Preferred Stock shall no longer be entitled to any additional Excess Consideration hereunder and the Preferred Merger Consideration for such series of Company Preferred Stock shall be the Aggregate Liquidation Cap for such series of Company Preferred Stock.

(iii)          The Per Share Merger Consideration for each series of Company Capital Stock (the “Per Share Merger Consideration”) shall be as follows:

(A)          The “Per Share Series C Merger Consideration” shall equal quotient of (1) the Preferred Merger Consideration for the Company Series C Preferred Stock divided by (2) the aggregate number of shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time.

(B)          The “Per Share Series B Merger Consideration” shall equal quotient of (1) the Preferred Merger Consideration for the Company Series B Preferred Stock divided by (2) the aggregate number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time.

(C)          The “Per Share Series A Merger Consideration” shall equal quotient of (1) the Preferred Merger Consideration for the Company Series A Preferred Stock divided by (2) the aggregate number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time.

(D)          The “Per Share Common Merger Consideration” shall equal the quotient of (1) the Aggregate Common Merger Consideration plus the aggregate exercise price of the In-the-Money Vested Company Options divided by (2) the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Company Common Stock that were issuable upon exercise of In-the-Money Vested Company Options outstanding immediately prior to the Effective Time.  As used herein, the “Aggregate Common Merger Consideration” shall mean the Merger Consideration minus the aggregate Preferred Merger Consideration for all shares of Company Preferred Stock.

Notwithstanding the foregoing, the Per Share Merger Consideration shall be calculated in accordance with the principles set forth on Schedule 2.3(d)(iii) which the Company represents and warrants constitutes the proper calculation and payment of such Per Share Merger Consideration pursuant to the Company’s Charter Documents.  Further, in no event shall the aggregate amount paid to the Company Securityholders exceed the Merger Consideration determined in accordance with Section 2.3(a).

Section 2.4            The Closing.

(a)           Date and Time.  The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701 at 10.00 am, Central time, on the later of (i) the date of this

Agreement or (ii) on such other date as Purchaser and the Company mutually agree.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b)           Payments at Closing.  At the Closing, Purchaser shall make, or shall cause to be made, the following payments:

(i)            to the applicable holders of Company Indebtedness (other than the Employee Obligations not yet due) then outstanding all sums then due and payable pursuant to the terms of such Company Indebtedness;

(ii)           to each Person to whom any Merger Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all Merger Expenses in accordance with the Consideration Certificate;

(iii)          to each Person to whom any Employee Transaction Related Expenses are owed as of the Closing, all sums necessary and sufficient to fully pay, discharge and satisfy all Employee Transaction Related Expenses then due and payable in accordance with the Consideration Certificate;

(iv)          to the Representative, an amount equal to the Expense Fund;

(v)           to the Escrow Agent, an amount equal to the Escrow Amount; and

(vi)          to the Paying Agent, an amount equal to the Exchange Fund.

(c)           Completion of the Merger.  Concurrently with the Closing or at such later date and time as may be mutually agreed in writing by the Company and Purchaser, the Agreement of Merger shall be filed with the Office of the Secretary of State of the State of Delaware in accordance with the DGCL.

Section 2.5            Paying Agent; Deposit of Merger Consideration; Exchange.

(a)           Concurrently with the execution of this Agreement, Purchaser and the Representative shall enter into an agreement (the “Paying Agent Agreement”) with Wilmington Trust, N.A. (the “Paying Agent”) which shall provide that at the Closing Purchaser shall deposit with the Paying Agent an amount equal to the Projected Closing Merger Consideration (the amount to be deposited by Purchaser with the Payment Agent, the “Exchange Fund”).

(b)           At or prior to the Closing, the Company shall distribute the form of Transmittal Letter attached hereto as Exhibit F to Company Stockholders, the holders of Company Notes and the holder of the Company Warrant and the form of Option Holder Agreement to the holders of Vested Company Options outstanding immediately prior to the Effective Time.  At the Closing, the Company will provide to Purchaser and the Paying Agent all Transmittal Letters and Option Holder Agreements that have been properly completed, duly executed and delivered to the Company at or prior to the Closing.  Promptly following the Effective Time, Purchaser shall cause the Paying Agent to mail to each Company Securityholder (other than Company Securityholders whose Letters of Transmittal or Option Holder Agreements have been delivered at the Closing), a Transmittal Letter (in the case of Company Stockholders, holders of Company Notes and the holder of the Company Warrant) or an Option Holder Agreement (in the case of holders of Vested Company Options).  Subject to the other terms and conditions contained herein including satisfaction by the Company Securityholder of the requirements of this Section 2.5(b), following the Effective Time, Purchaser shall cause the Paying Agent to pay to each Company Securityholder, within the time period specified in the Paying Agent Agreement, an amount equal to the consideration that such Company Securityholder is entitled to receive pursuant to Section 2.2(c) at the Closing, less such amounts as are required to be deducted or withheld therefrom pursuant to Section 2.7.  Any such payments shall be conditioned on receipt by the Paying Agent of:  (i) in the case of a holder of Company Capital Stock, (A) a certificate or certificates which immediately prior to the Effective Time represented shares of Company Capital Stock and (B) a duly executed Transmittal Letter, (ii) in the case of a holder of a Company Note, (A) the original Company Note and (B) a duly executed Transmittal Letter, (iii) in the case of the holder of the Company Warrant, (A) the original Company Warrant and (B) a duly executed Transmittal Letter and (iv) in the case of a holder of Vested Company Options, a duly executed Option Holder Agreement.

(c)           In the event any certificate representing shares of Company Capital Stock or any original Company Note or original Company Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate, Company Note or Company Warrant to be lost, stolen or destroyed, Purchaser shall cause Paying Agent, as promptly as practicable following the receipt by Purchaser of the foregoing documents, subject to the terms of Section 2.7 and subject to the occurrence of the Effective Time, issue in exchange for such lost, stolen or destroyed certificate, Company Note or Company Warrant that portion of the Merger Consideration represented by the lost, stolen or destroyed certificate, Company Note or Company Warrant in exchange therefore which the Company Securityholder has the right to receive.  The Board of Directors of Purchaser may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, Company Note or Company Warrant (as applicable) to provide to Purchaser an indemnity agreement or bond against any claim that may be made against Purchaser with respect to the certificate, Company Note or Company Warrant alleged to have been lost, stolen or destroyed.

(d)           Any portion of the Exchange Fund that remains undistributed to the Company Securityholders on the date that is 12 months after the Closing Date, any portion of any Earn Out Payment that remains undistributed to the Company Securityholders on a date that is 12 months after the payment of such Earn Out Payment or any portion of the Escrow Amount that remains undistributed to the Company Securityholders on a date that is 12 months following the release of such portion of the Escrow Amount, shall, at the request of Purchaser, be delivered to Purchaser to be held in trust for the benefit of the Company Securityholders.  If any Company Securityholder has not received the consideration owed to it hereunder prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority, any such portion of the Exchange Fund, Earn Out Payment or Escrow Amount, as applicable, remaining unclaimed by such Company Securityholder immediately prior to such time shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e)           From and after the Effective Time, no shares of Company Capital Stock will be deemed to be outstanding, and holders of certificates formerly representing such Company Capital Stock and each holder of any Company Notes, the Company Warrant or any Company Options shall cease to have any rights with respect thereto except for the right to receive the Merger Consideration to which they are entitled pursuant to Section 2.2(c) or as otherwise provided by Law.

(f)            At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Capital Stock, Company Notes, Company Warrant or Company Options shall thereafter be made.  If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Paying Agent, Purchaser or the Surviving Corporation, they shall be cancelled and exchanged for the consideration payable with respect to such Company Capital Stock in accordance with Section 2.2(c), subject to Section 2.7.

Section 2.6            Dissenting Shares.  If, in connection with the Merger, any Company Stockholder shall have demanded and perfected its dissenters’ rights in accordance with Section 262 of the DGCL, none of the Dissenting Shares shall be converted into a right to receive the consideration otherwise payable to holders of Company Capital Stock as provided in Section 2.2(c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.  Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL).  In the event that any Company Stockholder fails to make an effective demand for payment or withdraws or fails to perfect its appraisal rights or dissenters’ rights as to its shares of Company Capital Stock, or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the consideration issuable pursuant to Section 2.2(c) in respect of such shares as if such shares had never been Dissenting Shares, and the Paying Agent (upon notice from Purchaser) shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.5, following the satisfaction of the applicable conditions set forth in Section 2.5, the consideration to which such Company Stockholder would have been entitled under Section 2.2(c) with respect to such shares (subject to the provisions of this Agreement, including Section 2.5 and Section 2.7).  The Representative shall give Purchaser prompt notice of any demand received by the Representative for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights in accordance with the DGCL.  Purchaser shall give the Representative prompt notice of any demand received by Purchaser or the Surviving Corporation for appraisal of Company Capital Stock or notice of exercise of a Company Stockholder’s dissenters’ rights in accordance with the DGCL.  Provided that there is a sufficient amount in the Escrow Account remaining to satisfy the Adverse Consequences related to the demands for appraisal pursuant to Section 262 of the DGCL, (i) the Representative shall be entitled to direct the negotiations and proceedings with respect thereto and (ii) the Representative may make any payment from the Escrow Account or offer to make any payment from the Escrow Account with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters rights for an amount less than the consideration to which such Company Stockholder would have been entitled under Section 2.2(c) with respect to such shares without the prior written consent of Purchaser; provided, however, that (a) Purchaser shall be provided with an opportunity to participate in all such negotiations and proceedings and (b) the Representative may not voluntarily make any payment from the Escrow Account or offer to make any payment from the Escrow Account with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights for an amount greater than the consideration to which such Company Stockholder would have been entitled under Section 2.2(c) with respect to such shares without the prior written consent of  Purchaser (such consent not to be unreasonably withheld).

Section 2.7            Tax Withholding.  Purchaser, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Securityholder, the amounts required to be deducted and withheld under the Code, or any provision of any other applicable Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of whom such deduction and withholding was made.

Section 2.8            Tax Consequences.  It is intended by the parties hereto that the Merger will constitute a taxable stock purchase for U.S. federal income Tax purposes.  The parties hereto agree to prepare and file all Tax Returns to be filed with any Taxing Authority in a manner consistent with the foregoing and further agree to not take any position inconsistent therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Purchaser and Merger Sub to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Company hereby makes the following representations and warranties to Purchaser and Merger Sub as of the Closing, subject to the exceptions specifically set forth on the disclosure schedule dated and delivered as of the date of this Agreement by the Company to Purchaser and Merger Sub (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections of this Article III, and the disclosures in any part or subpart of the Company Disclosure Schedule shall qualify the corresponding section of this Article III and such other section(s) of this Article III to the extent such disclosure is clearly applicable to such other sections):

Section 3.1            Organization and Good Standing.

(a)           The Company is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  The Company has the corporate power and authority to own, operate and lease its Assets and to carry on the Business in the places and in the manner as presently conducted and as currently proposed to be conducted by the Company.  The Company is duly qualified or licensed to do business, and is in good standing, in each other jurisdiction where the character of the Assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

(b)           Without limiting Section 3.1(a), the Company is so qualified or licensed in each jurisdiction listed in Schedule 3.1 of the Company Disclosure Schedule.  Schedule 3.1 of the Company Disclosure Schedule also contains a true, complete and correct listing of the locations of all sales offices and any other office or facility of the Company and a true, complete and correct list of all states or foreign jurisdictions in which the Company maintains employees.  The Company has delivered or made available to Purchaser on the Electronic Data Room true, complete and correct copies of its certificate of incorporation and bylaws of the Company, each as amended through the date of this Agreement (the “Charter Documents”).  The minute books of the Company are true, complete and correct in all material respects.

Section 3.2            Power; Authorization; Validity.

(a)           Power and Authority.  The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Merger and the other the transactions contemplated by this Agreement.  The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement or thereby, have been duly and validly approved and authorized by the Company’s board of directors and, upon execution and delivery of the Requisite Consent, will be duly and validly approved and authorized by the stockholders of the Company.

(b)           No Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, (i) any Governmental Authority (the “Governmental Consents”), or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for the receipt of the Requisite Consent, the delivery of the requisite notices to the Company Stockholders pursuant to Section 228(e) and Section 262 of the DGCL, the filing of the Agreement of Merger with the Office of the Secretary of State of the State of Delaware and such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, if any, that if not made or obtained by the Company would not reasonably be expected to be material to the Company’s ability to consummate the Merger and to perform its obligations under this Agreement and the Company Ancillary Agreements.

(c)           Enforceability.  This Agreement has been duly executed and delivered by the Company.  This Agreement is and, when executed by the Company at Closing, each of the Company Ancillary Agreements shall be, assuming the due execution and delivery thereof by the other parties thereto, a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to:  (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d)           Board Approval.  The board of directors of the Company has, at a meeting duly called and held, by a unanimous vote of directors, or by a unanimous written consent in lieu thereof:  (i) approved this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Stockholders; (iii) resolved to recommend to the Company Stockholders the approval of the principal terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and (iv) directed that this Agreement be submitted to the Company Stockholder for their approval.  The board of directors of the Company has taken all necessary action, if any, to permit the Company to comply with the terms and conditions of this Agreement in a manner consistent with the terms of the Company Stock Plan.

Section 3.3            Voting Requirements; Consents.

(a)           The affirmative vote or written consent of (i) the holders of Company Capital Stock constituting at least a majority of the votes entitled to be cast on the adoption of this Agreement by holders of shares of Company Capital Stock outstanding at the Record Time, voting together as a single class and on an as-converted basis, and (ii) the holders of Company Preferred Stock constituting at least sixty-seven percent (67%) of the Company Preferred Stock outstanding at the Record Time (collectively, the “Stockholder Approvals”) are the only votes or written consents of any Persons holding any Company Capital Stock necessary to execute, deliver and perform this Agreement, approve the principal terms of the Merger, and to consummate the transactions contemplated by this Agreement under applicable Law, the Charter Documents or the Prior Company Agreements.

(b)           The Company Capital Stock owned beneficially and of record at the Record Time by the Consenting Stockholders constitutes (i) at least 90% of the votes entitled to be cast on the adoption of this Agreement by the holders of Company Capital Stock outstanding at the Record Time, voting together as a single class and on an as-converted basis, and (ii) 67% of the Company Preferred Stock outstanding at the Record Time.

(c)           The record date under the DGCL and the Charter Documents for purposes of determining the stockholders of the Company entitled to give written consents with respect to the Stockholder Approvals is the Record Time.

(d)           None of the information or documents supplied by the Company to the holders of Company Capital Stock in connection with this Agreement and the transactions contemplated hereby, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary, in light of the circumstances under which they were made, to make the statements therein not misleading when made.  Each advance stockholder notice requirement under any applicable Law, the Charter Documents and any other Contract to which the Company may be bound for (i) the Record Time, (ii) the execution and delivery of this Agreement, (iii) the vote or consent to approve and adopt this Agreement and (iv) the consummation of the Merger and the other transactions contemplated by this Agreement, in each case (A) has been duly and validly waived or (B) shall be satisfied by the delivery of the requisite notices to the Company Stockholders pursuant to Section 228(e) and Section 262 of the DGCL.  The Requisite Consent will be obtained fully in compliance with, and without any violation of, any applicable Law, the Charter Documents or any other Contract to which the Company may be bound (other than any notice periods which have been duly waived therein).

Section 3.4            No Conflicts.

(a)           The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement and thereby will not, with or without notice or lapse of time, or both:

(i)            conflict with or result in a breach or violation of any of the Charter Documents or any resolution of the board of directors or stockholders, or comparable Persons, of the Company;

(ii)           conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any (A) Material Contract or (B) Material Permit;

(iii)          result in the creation or imposition of any Lien on any Company Capital Stock, the Business or any Asset;

(iv)          result in termination or any loss or impairment of, or require, any consent, waiver, approval or other authorization in connection with, any Asset;

(v)           violate any Law to which the Company or any of its Assets, or the Business, are subject or bound;

(vi)          result in a breach or violation of, default under, or the triggering of any payment or other obligations pursuant to any Company Benefit Plan or Company Benefit Arrangement or any grant or award under any of the same (other than (A) Employee Transaction Related Expenses that will be paid or provided for in full on or before the Closing Date (including those paid at the Closing pursuant to Section 2.4(b)(iii)), (B) Post-Closing Severance Obligations and (C) Merger Consideration that holders of Vested Company Options are entitled to receive pursuant to Section 2.2(c)(v));

(vii)         violate any privacy policy or terms of use of the Company; or

(viii)        result in any Employee Transaction Related Expenses that will not be paid or provided for in full on or before the Closing Date (including those paid at the Closing pursuant to Section 2.4(b)(iii)).

Section 3.5            Capitalization.

(a)           Authorized and Outstanding Capital Stock of the Company.  The authorized capital stock of the Company consists of (i) 14,000,000 shares of Company Common Stock, of which 1,027,326 shares are issued and outstanding, (ii) 2,521,000 shares of Company Series A Preferred Stock, all of which are issued and outstanding, (iii) 2,134,167 shares of Company Series B Preferred Stock, all of which are issued and outstanding and (iv) 5,188,577 shares of Company Series C Preferred Stock, 5,126,077 of which are issued and outstanding (which, for purpose of clarity, does not include shares of Company Series C Preferred Stock issuable upon conversion of the Company Notes or upon the exercise of the Company Warrant).  As of the date of this Agreement, the Company Notes are convertible into an aggregate of 2,000,903 shares of Company Series C Preferred Stock and the Company Warrant is exercisable for 62,500 shares of Company Series C Preferred Stock.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.  The numbers and kind of issued and outstanding shares of Company Capital Stock held by each Company Stockholder, and the numbers and kind of shares of Company Capital Stock issuable upon conversion of the Company Notes and exercise of the Company Warrant, are set forth on Schedule 3.5(a) of the Company Disclosure Schedule.  No shares of Company Capital Stock are issued or outstanding that are not set forth on Schedule 3.5(a) of the Company Disclosure Schedule.  The Company holds no treasury shares.  All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and, except under the agreements to be terminated pursuant to Section 6.1(r) of this Agreement, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in compliance with Law.  There is no Liability for dividends accrued and unpaid by the Company.  The Company has never registered any securities pursuant to the Securities Act, or has never been subject to the reporting requirements, or required to register, under the Exchange Act.

(b)           Options and Rights.

(i)            The Company has reserved an aggregate of 2,220,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options).  A total of 2,165,873 shares of Company Common Stock are subject to outstanding Company Options as of the date of this Agreement.  Schedule 3.5(b)(i) of the Company Disclosure Schedule sets forth for each Company Option, (A) the name of the holder of such Company Option, (B) the exercise price per share of such Company Option, (C) the number of shares covered by such Company Option, and (D) the extent any such Company Option will be vested as of immediately prior to the Effective Time. All Company Options were granted under the Company Stock Plan.  True, complete and correct copies of each Company Option Agreement and the Company Stock Plan have been delivered or made available by the Company to Purchaser on the Electronic Data Room.  All issued and outstanding Company Options have been duly authorized and validly issued and granted in compliance with all requirements of Law and applicable Contracts.

(ii)           With respect to the Company Options, (A) each Company Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (B) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (C) such grant was made in accordance with the terms of the Company Stock Plan and applicable Laws and regulatory rules or requirements, (D) the per share exercise price of each Company Option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option,” and within the meaning of Section 409A of the Code, in the case of each other Company Option) of a share of Company Common Stock on the applicable Grant Date, and (E) each such grant was properly accounted for in accordance with GAAP in the Company Financial Statements (including related notes).  Upon the termination of each outstanding Company Option at the Effective Time as provided in Section 2.2(c)(v), none of Purchaser, the Surviving Corporation or the Company will have any further obligations in respect of such Company Option (including any obligation to make any cash or non-cash payment in respect of any such Company Option) other than the payment of a portion of the Merger Consideration in respect of the Vested Company Options pursuant to Section 2.2(c)(v).  All outstanding Company Options are evidenced by individual written stock option agreements (the “Company Option Agreements”), copies of which have previously been made available in complete and correct form to Purchaser and its counsel on the Electronic Data Room.

(c)           No Other Rights.  Except for Company Options, the Company Notes, the Company Warrant and the conversion rights of the Company Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except for the Prior Company Agreements, there are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to any outstanding securities of the Company.

(d)           Spreadsheet.  The Spreadsheet attached to the Consideration Certificate accurately sets forth as of immediately prior to the Effective Time, (i) the number and kind of issued and outstanding shares of Company Capital Stock held by each Company Securityholder and (ii) the number of shares of Company Common Stock issuable upon exercise of outstanding Company Notes, Company Warrant and Vested Company Options held by each holder thereof, including the exercise price per share for each Company Option and Company Warrant and the conversion price for each Company Note.  As of immediately prior to the Effective Time, except for Company Options that will terminate as of the Effective Time, the Company Notes, the Company Warrant and the conversion rights of the Company Preferred Stock, and except as set forth in the Prior Company Agreements, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

Section 3.6            Subsidiaries.  The Company does not have and has never had any Subsidiaries, predecessors-in-interest, or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person.  The Company has no branches.  The Company is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person. There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of the Company.

Section 3.7            Complete Copies of Materials.  The Company has delivered or made available  to Purchaser on the Electronic Data Room true, complete and correct copies (or with respect to oral agreements, written summaries of the same) of each Contract that is referred to in the Company Disclosure Schedule and each other document that has been requested by Purchaser or its agents in connection with this Agreement, as set forth on Schedule 3.7 of the Company Disclosure Schedule.

Section 3.8            Financial Statements.  Schedule 3.8 of the Company Disclosure Schedule contains a true, complete and correct copy of the Company Financial Statements. Each Company Financial Statement (including the notes thereto) has been prepared from the Books and Records and in accordance with GAAP, and fairly presents the financial condition of the Company as of the dates, and for the periods, indicated thereon, except that the unaudited Company Financial Statements do not include footnotes and are subject to customary year-end adjustments.  For the avoidance of doubt and without limiting any other representation or warranty made with respect to the Company Financial Statements, the Company Balance Sheet and statements of income, retained earnings and cash flows for the five-month period ended on the date of the Company Balance Sheet have been prepared in accordance with GAAP and the Projected Closing Balance Sheet has been prepared in accordance with GAAP.  Since December 31, 2012, there have been no material changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) and no revaluation of the

Company’s properties or assets.  Schedule 3.8 of the Company Disclosure Schedule contains a complete list of all Company Indebtedness and identifies for each item of Company Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement.  None of the Company Indebtedness has any voting rights.  The Company has delivered or made available to Purchaser on the Electronic Data Room true, complete and correct copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company, and all letters or documentation, if any, relating to the Internal Controls or other accounting practices of the Company.  The Company has adopted and maintains Internal Controls.  There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls of the Company which have adversely affected the ability of the Company to record, process, summarize or report financial data.  The Company has reported to Purchaser in writing any fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls of the Company.

Section 3.9            Liabilities and Obligations.  The Company is not liable for or subject to any Liability except for (a) those Liabilities reflected on the Company Balance Sheet and not previously paid or discharged, (b) those Liabilities incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice, which are not, individually or in the aggregate, material, and (c) those Liabilities that have been disclosed pursuant to any representation or warranty of the Company set forth in this Article III.  Except for the Employee Transaction Related Expenses, the execution, delivery and performance of this Agreement and the transactions and other agreements and instruments contemplated by this Agreement do not create a Liability under any “change of control” provision of any Company Contract.

Section 3.10          Accounts and Notes Receivable.  All of the accounts and notes receivable of the Company (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the Company Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, consistent with past practice.  No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company.  To the Knowledge of the Company, the Accounts Receivable are current and collectible net of any reserves specifically applicable thereto shown on the Projected Closing Balance Sheet.  To the Knowledge of the Company, there is no contest, claim or right of set-off, other than rebates and returns in the ordinary course of business, consistent with past practice, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.11          Permits.  The Company owns or holds all permits, licenses, franchises, security clearances, consents, orders, waivers, approvals and other authorizations of or from, or registration, notification, declaration or filing with of any Governmental Authority (collectively, the “Permits”) material to the Company, the ownership of the Assets or the operation of the Business (collectively, the “Material Permits”).  Schedule 3.11 of the Company Disclosure Schedule sets forth a complete and accurate list of each Material Permit as of the date of this Agreement.  All fees required to be paid in connection with the Material Permits have been paid.  The Material Permits are valid and subsisting, and, to the Knowledge of the Company, no Governmental Authority intends to modify, cancel, terminate or not renew any Material Permit.  No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any of the Material Permits.  The Company has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits.  Immediately following the Closing, the Surviving Corporation will have the right to own and operate, without any material restrictions or expense, the Business and the Assets in the same manner as the same were owned and operated by the Company prior to the Closing and, immediately following the Closing, the Surviving Corporation will enjoy the same rights, benefits and privileges under the Material Permits as were enjoyed by the Company immediately prior to the Closing.  The Company has delivered or made available to Purchaser on the Electronic Data Room true, complete and correct copies of all Material Permits.

Section 3.12          Environmental Matters.

(a)           For purposes of this Agreement, the following terms have the meanings provided below:

(i)            “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

(ii)           “Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) community or worker right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wildlife, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other persons.

(iii)          “Environmental Matters” mean any Liability of the Company or any of its predecessors (or any other Person for whose conduct the Company is legally or contractually responsible), arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise Liability, strict Liability or other legal or equitable theory, including (A) any failure to comply with Environmental Laws and (B) any Liabilities arising from the presence of, Release or threatened Release of, or exposure of persons or property to, Hazardous Materials at the locations where the Business is conducted or elsewhere.

(iv)          “Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been designated by any Governmental Authority or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including silica, PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated under the Occupational Safety and Health Act, as amended, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations.

(v)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

(b)           Hazardous Material.  To the Knowledge of the Company, no underground storage tank and no amount of any Hazardous Materials are present in, on or under any real property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its predecessors (or any other Person for whose conduct the Company is legally or contractually responsible), has at any time owned, operated, occupied or leased.

(c)           Hazardous Materials Activities.  The Company has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in a manner that could result in any Environmental Matter, nor has the Company disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, “Company Hazardous Materials Activities”) that has resulted or could reasonably be expected to result in any Environmental Matter.

(d)           Permits and Compliance.  The Company and its predecessors (and any other Person for whose conduct the Company is legally or contractually responsible) are in compliance, and have at all times been in compliance with all Environmental Laws.  To the Knowledge of the Company, no circumstances exist with respect to the Business that may prevent or interfere with such compliance with current Environmental Laws in the future. The Company holds all Permits, if any, required pursuant to any Environmental Law (the “Environmental Permits”) necessary for the conduct of the Company Hazardous Materials Activities, if any, and other business of the Company as such activities and business are currently being conducted.  All Environmental Permits, if any, are in full force and effect, and the Company is in compliance with all terms and conditions of the Environmental Permits.  The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Environmental Permit and, immediately following the Closing, the Surviving Corporation will enjoy the same rights, benefits and privileges under the Environmental Permits as were enjoyed by the Company immediately prior to the Closing.

(e)           Environmental Liabilities.  No action, information request, proceeding, revocation proceeding, amendment procedure, writ, injunction, civil or criminal litigation, notice of violation or claim is pending or, to the Knowledge of the Company, being investigated or threatened concerning any Environmental Matter.  There are no past or present actions, activities, circumstances, conditions, events or incidents that have resulted or could have resulted in any Environmental Matter.  The Company does not have any environmental Liability for any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used in connection with the Business.

(f)            Environmental Documents.  Schedule 3.12(f) of the Company Disclosure Schedule sets forth a list of all documents (whether in hard copy or electronic form) that contain any environmental report, investigation or audit relating to premises currently or previously owned or operated in connection with the Business (as conducted by or on behalf of the Company, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party) which the Company has possession of or access to.  A true, complete and correct copy of each such document has been delivered or made available to Purchaser on the Electronic Data Room.

Section 3.13          Title to Properties.  The Company has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company, including all Real Property (the “Assets”), free and clear of all Liens other than Permitted Liens and Liens to be released at the Closing upon the repayment of the Closing Pay-Off Company Indebtedness.  The tangible Assets constitute all of the tangible assets necessary for the conduct of the Business.  The tangible Assets used or held for use in the Business are in good operating condition and repair, ordinary wear and tear excepted, and are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.  Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, all material tangible personal property owned or leased by the Company is located on the Real Property or in the possession of employees of the Company in the ordinary course of business.  Schedule 3.13 of the Company Disclosure Schedule sets forth an accurate list of all fixed Assets of the Company with a net book value greater than $10,000 as of the date of the

Company Balance Sheet, and indicates (a) all Liens attaching to such fixed Assets and (b) of such fixed Assets, which the Company owns and which the Company leases from another Person.

Section 3.14          Real Property.

(a)           For purposes of this Agreement, “Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used by the Company, together with any additions thereto or replacements thereof.

(b)           Schedule 3.14(b) of the Company Disclosure Schedule contains a true, complete and correct description of all Real Property (including street address, owner and use thereof) and any Liens on or leases of the Real Property.  The Real Property includes all interests in real property necessary or used to conduct the Business and operations of the Company as presently conducted.  The Company has never owned any Real Property.

(c)           All present uses and operations of the Real Property by the Company comply in all material respects with all applicable Laws affecting the Real Property and the terms of the applicable Leases.  The Company has obtained all Permits (including certificates of use and occupancy, licenses and permits) required in connection with its use, occupation and operation of the Real Property.

(d)           There are no pending or, to the Knowledge of the Company, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which adversely affect the current use, occupancy or value thereof, nor has the Company received notice of any pending or threatened special assessment proceeding affecting any portion of the Real Property.

(e)           There are no Persons (other than the Company) in possession of any portion of the Real Property, and no Contract grants any Person (other than the Company) the right of use or occupancy of any portion of the Real Property.

(f)            All structures and all structural, mechanical and other physical systems that constitute part of the Real Property are free of known defects and in good operating condition and repair, and no maintenance or repair thereto has been unreasonably deferred.  To the Knowledge of the Company, there is no water, chemical or gaseous seepage, diffusion or other intrusion into the Real Property, including any subterranean portions, that would impair beneficial use of the Real Property.

(g)           All utilities required by any applicable Law or by the use, occupation or operation of the Real Property in the conduct of the Business are operable and are adequate to service the Real Property in the operation of the Business as presently conducted and to permit material compliance with the requirements of all Laws in the operation of the Business as presently conducted.  To the Knowledge of the Company, no fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to water, sewer or other utility services presently serving such Real Property.

(h)           None of the equipment at the Real Property or the operation or maintenance thereof, or the conduct of the Business, violates any restrictive covenant or encroaches on any property owned by others or, to the Knowledge of the Company, any easement, right of way or other restriction affecting the Real Property in any respect.  The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Business as presently conducted does not constitute a nonconforming use and is not the subject of a special use Permit under any applicable Law.

(i)            No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored, in all material respects, to its original condition.

Section 3.15          Leases.  Schedule 3.15 of the Company Disclosure Schedule sets forth a complete and accurate list of each lease of real or personal property to which the Company is a party (collectively, the “Leases”).  Any Lease to which the Company is a party is fully effective and affords the Company a valid leasehold possession of the real or personal property that is the subject of the Lease. To the Knowledge of the Company, no party to any Lease (other than the Company) has committed any material violation, breach or default of any Lease.  No event exists which with the giving of notice or passage of time, or both, would constitute a material violation, breach or default of any Lease by the Company or, to the Knowledge of the Company, any other party.  The Company has not received written notice or, to the Knowledge of the Company, oral notice of default under any Lease, and there are no material maintenance or capital improvement obligations of the Company with respect thereto in an amount over $25,000.  No Lease is subject or subordinate to any Lien.  The Company has delivered or made available to Purchaser on the Electronic Data Room true, complete and correct copies of each Lease and all material correspondence related thereto.  Each Asset (including any Real Property) subject to a Lease is in a condition suitable for return to the lessor under the terms of such Lease without payment of any penalty or forfeiture of a security deposit or any portion thereof.

Section 3.16          Customers and Suppliers.

(a)           Schedule 3.16(a) of the Company Disclosure Schedule sets forth (i) a true, complete and correct customer list showing for the Company, all customers having gross purchases from the Company in excess of $20,000 during the 24 month period prior to the date of this Agreement (collectively, the “Customers”), listed by the amount of such gross purchases, and (ii) a true, complete and correct supplier list showing (A) for the Company, all suppliers (excluding distributors, service providers, consultants and employees of the Company) who have made gross sales to the Company in excess of $20,000 during the 24 month period prior to the date of this Agreement, listed by the amount of such gross sales, and (B) all suppliers (excluding distributors, service providers, consultants and employees of the Company) who are the sole source of such supply (other than public utilities) (such suppliers described in (A) and (B), collectively, the “Suppliers”).

(b)           Since January 1, 2013, (i) no Customer has (whether as a result of the transactions contemplated by this Agreement or otherwise) (A) refused to trade, or indicated an intention to refuse to trade, with the Company, (B) materially reduced or stopped, or indicated an intention to materially reduce or stop, its trading with the Company or (C) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with the Company and (ii) no Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (A) stopped, or indicated an intention to stop, trading with or supplying the Company, (B) materially reduced, or indicated an intention to materially reduce, its trading with or provision of goods or services to the Company, or (C) changed, or indicated an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply the Company.  Since January 1, 2013, no Customer has notified the Company of its intention to return products sold by the Company with a value in excess of $10,000.  Except as set forth in Schedule 3.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company (without a duty to investigate), no Customer or Supplier is reasonably likely, as a result of the transactions contemplated by this Agreement, to (i) not trade with or supply the Company, (ii) reduce substantially its trading with or provision of goods or services to the Company, or (iii) change the terms and conditions on which it is prepared to trade with or supply the Company.  To the Knowledge of the Company, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which might give rise to a claim by the Company against any of its Customers or Suppliers or any claim by a Customer or Supplier against the Company.  The Company has not entered into any agreement or commitment with customers or suppliers, except in the ordinary course of business, consistent with past practice.

Section 3.17          Material Contracts and Commitments.  Schedule 3.17 of the Company Disclosure Schedule sets forth a true, complete and correct list of:

(a)           each Contract to which the Company is a party or by which the Business, the Company or any of the Assets are bound (each a “Company Contract”) that may give rise to obligations, Liabilities, revenues or benefits exceeding $25,000 (or the equivalent value in the applicable currency);

(b)           any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of the Company’s products, services or technology;

(c)           any Company Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property for (or for the benefit or use of) the Company, or providing for the purchase by or license to (or for the benefit or use of) the Company of any software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which software, content, technology or intellectual property is in any manner used (other than incidentally) or incorporated in connection with any aspect or element of any product, service or technology of the Company, in each case other than licenses for commercially available off-the-shelf software with an aggregate license fee of less than $25,000;

(d)           each Company Contract with (i) any current or former officer, director, stockholder or employee of the Company, (ii) any Affiliate of any such Person, or (iii) any Affiliate of the Company, or in which such Person directly or indirectly has an interest (whether as a party or otherwise);

(e)           each Company Contract evidencing Company Indebtedness, including any loan or credit agreement, promissory note, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, currency exchange, commodities or other hedging arrangement (including all guaranties issued by any Company Securityholder relating to the Company);

(f)            each Company Contract for the disposition of any significant portion of the Assets or Business (other than sales of products or services in the ordinary course of business, consistent with past practice and in the Company’s standard form, as provided to Purchaser in the Electronic Data Room, in all material respects);

(g)           any Company Contract pursuant to which the Company has acquired, or is obligated to acquire, a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(h)           each Company Contract that relates to any intellectual or intangible property (including the Intellectual Property), other than licenses for commercially available off-the-shelf software with an aggregate license fee of less than $25,000;

(i)            each Company Contract which contains any non-solicitation, non-competition, exclusivity or similar obligations binding the Company or which otherwise prohibits the Company from entering into any line of business, or from freely providing services or supplying Customer Offerings to any customer or potential customer, or in any part of the world;

(j)            each Company Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any Customer Offerings or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(k)           each Company Contract in which the Company has agreed, for a specified or unlimited period of time, to maintain a facility in a certain geographic area, to maintain a certain number of employees, to invest or expend a certain monetary amount, or to accept any other similar affirmative obligation with respect to the operation of its business;

(l)            each Company Contract for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental Liability, violation of any Environmental Law or relating to the performance of any environmental audit or study;

(m)          any Company Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangements with any other Person;

(n)           each Company Contract under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(o)           each Company Contract with (i) any Governmental Authority or (ii) any Person in connection with such Person’s Contract with any Governmental Authority;

(p)           each collective bargaining or union Contract relating to the Company or its employees;

(q)           each Company Contract for the employment of any individual (other than oral Contracts for at will employment), or any consulting, retention bonus, indemnification or severance Contract;

(r)            any Company Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(s)            any Company Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of the Company Capital Stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Company Capital Stock, other securities or options, warrants or other rights therefor, except for those Contracts evidencing Company Options under the Company Stock Plan, the offer letters or employment agreements relating to such Company Options, the Contracts to be terminated pursuant to Section 6.1(r) of this Agreement, the Company Notes and the Company Warrant;

(t)            any Company Contract of guarantee, support, indemnification (other than indemnification provided in license agreements entered into by the Company in the ordinary course of its business consistent with past practices where the scope of such indemnification is as provided in the Company’s standard form, as provided to Purchaser in the Electronic Data Room, in all material respects), assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(u)           any Company Contract that involves the sharing of profits with other Persons or the payment of royalties to any other Person, other than (i) licenses for commercially available off-the-shelf software with an aggregate license fee of less than $25,000 and (ii) agreements disclosed pursuant to Section 3.27(i);

(v)           any Company Contract containing any support, maintenance or service obligations on the part of the Company that has been entered into outside of the ordinary course of business consistent with past practices;

(w)          any Company Contract that relates to any interest rate or currency, swap, cap, collar or other derivative or hedging arrangement;

(x)           each Company Contract that contains any confidentiality obligations binding on the Company, other than any Contract with a customer or supplier entered into in the ordinary course of business, consistent with past practice, where the scope of the confidentiality obligations binding on the Company does not exceed, in any material respect, the scope of confidentiality obligations set forth in the Company’s standard form of confidentiality agreement, as provided to Purchaser in the Electronic Data Room; or

(y)           any other Contract that is material to the Business or the Company or its operations, financial condition, properties or Assets.

Any and all Company Contracts described by the foregoing clauses (a) through (y), together with those listed on in Schedule 3.17 of the Company Disclosure Schedule, are collectively referred to as the “Material Contracts.”  A true, complete and correct copy of each Company Contract, including any amendments thereto, required by these clauses (a) through (y) of this Section 3.17 to be listed in Schedule 3.17 of the Company Disclosure Schedule has been delivered or made available to Purchaser on the Electronic Data Room.  All Material Contracts to which the Company is a party are in written form.

Section 3.18          No Default; No Restrictions.

(a)           Each of the Material Contracts is valid and binding on, and enforceable against, the Company in accordance with its terms.  The Company is performing in all material respects all of the obligations required to be performed by it (except with respect to obligations contemplated by the terms thereof to be performed in the future) and is entitled to all of the benefits under, and is not alleged to be in default in any material respect of, any Material Contract.  There exists no material default or material event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would or would reasonably be expected to (i) become a material default or material event of default under any Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract.  The Company has received no written notice or, to the Knowledge of the Company, oral notice regarding any actual or alleged violation or breach of or default under, or intention to cancel or modify, any Material Contract.  The Company has no Liability for renegotiation of government contracts or subcontracts.  Since January 1, 2013, there has not been any renegotiation of, or attempt to renegotiate, any Material Contract.  All Material Contracts were negotiated at arm’s length.

(b)           The Company is not a party to, and no Asset is bound or affected by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Effective Time, will restrict or prohibit the Surviving Corporation or Company, from freely engaging in the Business anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Business or restricting the prices which the Company may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

Section 3.19          Conflict Minerals.  Except as set forth in Schedule 3.19 of the Company Disclosure Schedule, to the Knowledge of the Company based on a reasonable inquiry to each Supplier, no Conflict Minerals are necessary to the functionality or production of or are used in the production of any Customer Offering.

Section 3.20          Inventory.  The Inventory of the Company (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Projected Closing Balance Sheet) is merchantable, fit for the purposes for which it was procured or manufactured, usable or salable in the ordinary course of business, salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company therefor, conforms to the specifications established therefor, has been manufactured in accordance with all applicable Laws, and includes no damaged, defective, excess, slow-moving or obsolete items.  The values at which the Inventory of the Company was carried and set forth on the balance sheets included in the Company Financial Statements reflect the valuation policy of stating Inventory at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP and consistent with past practice.  The Company does not have any consigned inventory.  The Company does not participate in any activity of the kind sometimes referred to as “trade loading” or “channel stuffing” or any other activity that could reasonably be expected to result in an increase, temporary or otherwise, in the demand for any product manufactured, sold, leased or delivered by the Company, including sales of such products (i) with payment terms longer than terms customarily offered by the Company for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such product, (iii) at a price that does not give effect to any general increase in the list price for such product otherwise publicly announced, (iv) in a quantity greater than the reasonable resale requirement of the particular customer, distributor or reseller, or (v) in conjunction with other benefits to the customer, distributor or reseller, as the case may be,  not previously offered in the ordinary course of business to such customer. “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples, obsolete, excess, slow-moving, damaged, defective and nonsalable inventory.

Section 3.21          Insurance.  Schedule 3.21 of the Company Disclosure Schedule sets forth an accurate list of all insurance policies carried by the Company, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past 5 policy years.  The Company has delivered or made available to Purchaser on the Electronic Data Room true, complete and correct copies of all such insurance policies.  With respect to each such insurance policy: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect; (b) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default or permit termination or modification, under such policy; and (c) such policy is occurrence based.  All premiums payable under all such policies have been paid.  Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business and provide adequate insurance to comply in all material respects with all applicable Laws.  There have been no threatened terminations of, or material premium increases with respect to, any such policies.

Section 3.22          Labor Matters.

(a)           Schedule 3.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all employees of the Company, each employee’s current salary or hourly rate, overtime earned in past year, exempt status, job title, accrued, but unused vacation, paid time off, and/or sick leave, bonus potential for 2013, bonus earned for calendar year 2012, and whether such earned bonus has been paid, commission potential for 2013, commissions earned for 2012 and whether such earned commission have been paid, whether on a leave of absence, and if so, the reasons for leave and the expected dates of return, whether employed via a written employment agreement, and if so, the applicable notice and severance requirements.  Any accruals for incentive bonuses to employees of the Company for the current or prior fiscal year are accurately reflected on the Company Financial Statements and the Projected Closing Balance Sheet.

(b)           Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct it is legally or contractually responsible has breached or violated in any material respect any (i) Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act of 1986, as amended, and occupational safety and health requirements, or (ii) employment agreement to which the Company is a party, including any agreement related to compensation, bonuses, commissions or benefits; and no claims, controversies, investigations, audits or suits are pending against the Company or, to the Knowledge of the Company, threatened against the Company with respect to such Laws or agreements, either by private individuals or by Governmental Authorities.  All employees of the Company who are employed in the United States are employed on an at-will basis, with no entitlement to severance (except as provided in the Company Severance Plan) or notice of termination (except as required by applicable Law).

(c)           The Company is not, and within the five (5) years preceding the date of this Agreement, has not been, engaged in any unfair labor practice or the subject of any unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council.

(d)           The Company is not a party to or bound by any collective bargaining agreement, trade union agreement, works council, employee representative agreement or information or consultation agreement.  No labor unions or other organizations have represented or, to the Knowledge of the Company, purported or attempted to represent any employee of the Company.  No employee of the Company has attempted to organize a labor union or other organization to represent any employee of the Company.  No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any current employee of the Company is currently ongoing or has been threatened in writing.

(e)           All persons who have been classified as exempt from state and federal overtime laws have satisfied the requirements of Law to be so classified.  The Company has maintained for all required periods accurate and complete form I-9s for all employees working in the United States.  All employees working for the Company in the United States are lawfully authorized to work in the United States.

(f)            The Company has not caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), affecting any site of employment or one or more operating units within any site of employment of the Company or (ii) a mass layoff as defined in the WARN Act, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local

Law.  No employee of the Company will have suffered an employment loss as defined in the WARN Act within the 90 day period ending on the Closing Date.  All costs and expenses related in any way to the termination of employment (for any reason or no reason, and whether initiated by the Company or the employee) of any employee of the Company prior to the Closing, whether such costs and expenses have been incurred or are to be incurred in the future, are (unless fully paid and discharged prior to the Closing Date) reflected in full as Liabilities on the Projected Closing Balance Sheet.

(g)           No key employee or group of key employees has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(h)           Schedule 3.22(h) of the Company Disclosure Schedule lists all employees of the Company in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire.  All other persons employed by the Company in the United States are citizens or permanent residents.  Schedule 3.22(h) of the Company Disclosure Schedule lists all expatriate Contracts that the Company has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals.  Each employee of the Company working in a country other than one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(i)            The Company does not employ any Person outside of the United States.

(j)            Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct it is legally or contractually responsible has breached or violated any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Law to contribute.

(k)           The Company has delivered or made available to Purchaser on the Electronic Data Room prior to the date of this Agreement true, complete and correct copies of all employment Contracts and similar Contracts to which the Company is a party.

Section 3.23          Employee Benefit Plans.

(a)           Definitions.

(i)            “Benefit Arrangement” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits, other than salary or under a Benefit Plan, as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

(ii)           “Benefit Plan” has the meaning given in Section 3(3) of ERISA.

(iii)          “Company Benefit Arrangement” means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has any Liability, in each case with respect to any present or former directors, employees, officers or other personnel of the Company.

(iv)          “Company Benefit Plan” means any Benefit Plan for which the Company is or has been the “plan sponsor” (as defined in Section 3(16)(B) of ERISA) or any Benefit Plan the Company maintains or to which it is obligated to make payments or has any Liability, in each case with respect to any present or former employees of the Company.

(v)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor Law.

(vi)          “ERISA Affiliate” means any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(vii)         “Multiemployer Plan” means any Benefit Plan described in Section 3(37) of ERISA.

(viii)        “Pension Plan” means any Benefit Plan (including any Multiemployer Plan) subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any comparable plan not covered by ERISA.

(ix)          “Qualified Plan” means any Benefit Plan that meets, purports to meet or is intended to meet the requirements of Section 401(a) of the Code.

(b)           Schedule 3.23(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company Benefit Plans and Company Benefit Arrangements.

(c)           With respect, as applicable, to each Benefit Plan and Benefit Arrangement:

(i)            The Company has delivered or made available to Purchaser true, complete and correct copies of the following documents:  (A) all governing documents; (B) the last 3 Form 5500 filing and any attached financial statements and any related actuarial reports; (C) the most recent summary plan description and any summaries of material modifications with respect thereto; (D) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code since the date that is 3 years preceding the date of this Agreement; and (E) employee manuals or handbooks containing personnel or employee relations policies.

(ii)           The only Qualified Plan currently in operation is the 401(k) Plan.  The 401(k) Plan is covered by a favorable determination (or opinion) letter from the IRS no such determination letter has been revoked and, to the Knowledge of the Company, revocation has not been threatened, and no such plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred that could reasonably be expected to result in the revocation of such determination or opinion letter.  Each Company Benefit Plan and each Company Benefit Arrangement has been maintained in all material respects in accordance with its constituent documents and applicable Laws; no non-exempt transactions prohibited by Section 4975 of the Code or Section 406 of ERISA and, to the Knowledge of the Company, no breaches of fiduciary duty described in Section 404 of ERISA have occurred which, in either case, could reasonably be expected to result in a material Liability to the Company; the Company have fiduciary Liability insurance of at least $1 million in effect covering the fiduciaries of such Company Benefit Plan with respect to whom the Company could have Liability; no current or former asset of a Qualified Company Plan is or was any security issued by the Company or any ERISA Affiliate.

(iii)          Neither the Company nor any ERISA Affiliate has ever maintained, sponsored or been required to contribute or had any Liability with respect to any plan subject to Title IV of ERISA.

(iv)          The investment vehicles used to fund the Qualified Plan and any other separately funded Company Benefit Plans and Company Benefit Arrangements may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(v)           There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Benefit Plans or Company Benefit Arrangements (including any such claim or lawsuit against any fiduciary of any such Company Benefit Plan or Company Benefit Arrangement), nor, to the Knowledge of the Company, are there any such claims or lawsuits pending. No Company Benefit Plan or Company Benefit Arrangement is the subject of a pending audit or examination (nor has notice been received of a potential audit or examination) by any domestic or foreign Governmental Authority (including the IRS and the Department of Labor).

(vi)          No Benefit Plan or Benefit Arrangement contains any provision or is subject to any Law that, as a result of the transactions contemplated by this Agreement or upon employment termination following such transaction, would (A) increase, accelerate or vest any benefit, (B) require severance, termination or retention payments, (C) provide any term of employment or compensation guaranty, (D) trigger any obligation to provide a tax gross-up), (E) forgive any indebtedness, or (F) measure any values of benefits on the basis of any of the transactions contemplated by this Agreement, other than (1) pursuant to the Company Severance Plan, (2) any Employee Transaction Related Expenses and (3) the payment of a portion of the Merger Consideration in respect of Vested Company Options.  No stockholder, equity owner, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement, other than (x) any Employee Transaction Related Expenses and (y) the payment of a portion of the Merger Consideration in respect of Vested Company Options.

(vii)         The Company has paid all amounts it is required to pay as contributions to the Company Benefit Plans and Company Benefit Arrangements as of the date of this Agreement; all benefits accrued under any unfunded Company Benefit Plan or Company Benefit Arrangement will have been paid, provided for (pursuant to this Agreement), accrued or otherwise adequately reserved in accordance with GAAP, as of the Closing.

(viii)        All group health plans of the Company and ERISA Affiliates materially comply with the requirements of Part 6 of Title I of ERISA (“COBRA”), Section 4980 of the Code, and the Health Insurance Portability and Accountability Act; the Company does not provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code; and no employee or director, or former employee or director (or beneficiary of any of the foregoing) of the Company is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than severance benefits, and such other benefits as applicable Law or the terms of the Qualified Plan requires and there are no written or oral commitments inconsistent with the foregoing.

(ix)          No Benefit Plan or Benefit Arrangement is subject to the laws of any jurisdiction outside of the United States.

Section 3.24          Compliance with Law.

(a)           Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct it is legally or contractually responsible has breached or violated any applicable Law in any material respect.  The Company is conducting and has conducted the Business and its operations in compliance in all material respects with all applicable Laws.

(b)           The Company has not received any written notice or communication (or to the Knowledge of the Company, any oral notice or communication) from any Governmental Authority or private party alleging noncompliance with any applicable Law.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, demand letter, warning letter, proceeding, or request for information pending or, to the Knowledge of the Company, being investigated or threatened against the Company and the Company has no material Liability for failure to comply with any Law.  To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, proceeding or request for information or any such Liability.  There have not been any false statements or omissions or other similar violations of any Law by the Company in its prior product development efforts, or submissions or reports to any Governmental Authority that could reasonably be expected to require investigation, corrective action or enforcement action.  To the Knowledge of the Company, there are no administrative, civil or criminal proceedings against any employee of or consultant or contractor to the Company that relate to the Company.  The Company has not conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law by any director, officer or employee of the Company.

Section 3.25          Regulatory Matters.

(a)           Exhibit D provides a complete list detailing (in each case with reference to the relevant associated identification number (e.g., 510(k) number)): (i)  all Products for which the Company has (in its own name as “holder” with respect to a Governmental Authority) obtained marketing authorizations (for example, 510(k) clearance, CE marking, or other authorization); (ii) all Products for which the Company has (in its own name as “applicant” or “holder” with respect to a Governmental Authority) an application for marketing authorization pending with any Governmental Authority; (iii) all Products for which the Company is conducting research on human subjects, with reference to relevant Investigational Device Exemption (“IDE”) numbers or similar authorizations; (iv) all other products that the Company markets (whether directly or through distributors) that are either: (x) exempt from marketing authorization (for example, a Class I 510(k)-exempt device) and marketed based on Company’s own assertion of compliance with such exemption and listing with FDA or other  regulatory authority in the name of Company, or (y) marketed based on a marketing authorization, product registration, listing, or assertion of compliance with an exemption held, owned, filed, maintained, or asserted by a third party and not by Company;  (v) all other Products currently in development; and (vi) all clinical trials sponsored by Company, the Product that was or is the subject of such study, and the current of each such study.

(b)           Schedule 3.25(b) lists all of the jurisdictions in which the Products are manufactured or distributed for any purposes (whether for testing, investigation, or commercial sale), whether directly by the Company or by third parties (such as contract manufacturers and distributors) for or on behalf of the Company.  The Company does not supply Products or components to any third parties for use or distribution in any jurisdictions other than those identified in Schedule 3.25(b).  With respect to the jurisdictions that are identified in Schedule 3.25(b) the Company supplies only finished Products and does so only to: (i) end user customers (i.e., for actual use and not for further manufacturing or resale), and (ii) distributors who are authorized to distribute Company-branded Products.

(c)           Without limiting Section 3.24, the Company is, and to Knowledge of the Company all contractors and distributors engaged in activities related to the Products are with respect to those activities, in compliance in all material respects with all applicable laws of any Governmental Authority currently in effect with respect to the Business and the Products, including but not limited to: the laws enforced by the United States Department of Health and Human Services and its constituent agencies (such as the U.S. Food & Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, and the Office of Inspector General); and the Laws enforced by the United States Department of Justice, including but not limited to: the Food, Drug & Cosmetic Act as amended, and Title 21 of the C.F.R.; the anti-kickback law (Social Security Act §1128B(b)); the federal Social Security Act, the federal False Claims Act (31 U.S.C. § 3729 et seq.); the federal False Statements Act; the federal Program Fraud Civil Penalties Act; the federal Health Insurance Portability and Accountability Act of 1996, and its implementing regulations; the Foreign Corrupt Practices Act; and all similar local, state, federal and foreign Governmental Authority requirements.

(d)           Without limiting Section 3.24, the Company has in place and has maintained in good standing all Material Permits required for the conduct of the Business in accordance with laws enforced by the FDA and all other applicable Governmental Authorities (whether federal, regional, state, or local) with authority over medical devices.

(e)           Without limiting Section 3.24 the Company is, and to the Knowledge of the Company all contractors and distributors engaged in activities related to the Products are with respect to those activities, in compliance in all material respects with all Laws governing the testing and investigation, manufacture, quality control, packaging, labeling, marketing, promotion, advertising, and postmarketing compliance of medical devices, including those enforced by the FDA, the U.S. Federal Trade Commission, and all other Governmental Authorities with authority over medical devices.

(f)            The Company has not, nor to the Knowledge of the Company has any contractor or distributor engaged in activities related to the Products, manufactured or labeled, or distributed or furthered the distribution of, any Product that is adulterated or misbranded within the meaning of the U.S. Food, Drug, & Cosmetic Act and its implementing regulations, or any similar law of any Governmental Authority with authority over medical devices.

(g)           To the Knowledge of the Company, the Company has not been, nor is it, the subject of any investigation by any Governmental Authority.

(h)           For the past five (5) years, neither the Company nor, to the Knowledge of the Company, any of Company’s contractors or distributors has been the subject of any enforcement action by the FDA or any other applicable Governmental Authority with authority over medical devices, including but not limited to 483 inspectional observations, other forms of inspectional citations, untitled letters, or warning letters.

(i)            Neither the Company, nor to the Knowledge of the Company, any of its employees or contractors, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), as amended from time to time; (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70, as amended from time to time; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, as amended from time to time; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f), as amended from time to time, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List.

To the Knowledge of the Company, none of the Company’s employees or contractors have engaged in any activity that could lead to any of the results described in this paragraph.

(j)            No officer, employee or agent of the Company, in their capacity as such, has made an untrue statement of a material fact or fraudulent statement to FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

Section 3.26           Litigation.  There are no claims, actions, suits, proceedings or arbitrations pending or, to the Knowledge of the Company, threatened against (and, to the Knowledge of the Company, no governmental investigations are pending or threatened against) the Company, the Business or any of its Assets, or, to the Knowledge of the Company, any current or former officer, director, employee, consultant, agent or stockholder of the Company (in their capacity as such) with respect to the Company, the Business or any Asset, or seeking to prevent or delay the transactions contemplated pursuant to this Agreement, and no written notice or, to the Knowledge of the Company, oral notice of any claim, action, suit, proceeding, governmental investigation or inquiry involving or relating to the Company, the Business or any Asset, whether pending or threatened, has been received by the Company.  To the Knowledge of the Company, there is no basis for any person to assert a claim against the Company based upon the Company entering into this Agreement or the Company Ancillary Agreements or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.  There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company, the Business or any Asset. The Company has no claim, action, suit, proceeding, arbitration or investigation pending against any Governmental Authority or other Person.

Section 3.27           Intellectual Property.

(a)               Definitions.  The following terms shall have the meanings set forth below.

(i)            “Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii)           “Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party or which the Company otherwise has the right to use.

(iii)          “Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

(iv)          “Customer Offerings” shall mean (A) the products that the Company (x) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (y) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties since the date that is six years preceding the date of this Agreement, or (z) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties during the next twelve months, and (B) the services that the Company (x) currently provides, delivers or makes available to third parties, (y) has provided, delivered or made available to third parties since the date that is six years preceding the date of this Agreement, or (z) currently plans to provide, deliver or make available to third parties during the next twelve months.  A true, complete and correct list of all Customer Offerings

(including version number in the case of products) is set forth on Schedule 3.27(a)(iv) of the Company Disclosure Schedule.

(v)           “Exploit,” including with correlative meaning the term “Exploitation,” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works.

(vi)          “Intellectual Property” shall mean the following subsisting throughout the world:

(A)          patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”);

(B)           registered trademarks and service marks, logos, corporate names, domain names and doing business designations and all registrations and applications for registration of the foregoing, common Law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C)           copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(D)          mask works rights and registrations and applications for registration thereof and any other related rights under the Laws of any jurisdiction;

(E)           inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice;

(F)           all Internet domain name registrations and applications therefor; and

(G)           other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

(vii)         “Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights, mask work registrations and applications for each of the foregoing.

(b)           Registered Intellectual Property.  Schedule 3.27(b) of the Company Disclosure Schedule lists all Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others (the “Company Registrations”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which the filing was made or from which the registration was issued, date of filing or issuance and names of all current applicant(s) and registered owner(s), as applicable.  All assignments of the Company Registrations to the Company have been properly executed and recorded, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.  All Company Registrations are valid and enforceable.  Schedule 3.27(b) of the Company Disclosure Schedule sets forth a list of all actions known by the Company that are required to be taken by the Company within

120 days following the Effective Date with respect to any of the Company Registrations  in order to avoid prejudice to, impairment or abandonment of such Company Registrations.

(c)           Prosecution Matters.  The Company has complied in all material respects with its duty of candor and disclosure to the U.S. Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all patent and trademark applications filed by or on behalf of it and has made no material misrepresentation in such applications.  The Company has paid all application, prosecution, maintenance and annuity fees for all patents and patent applications to the extent that the Company is responsible for the payment of such fees (and, to the extent that the Company is not responsible for the payment of such fees, it is noted on Schedule 3.27(c) of the Company Disclosure Schedule).  The Company has no Knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(d)           Ownership; Sufficiency.  Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was available to the Company immediately prior to the Closing.  The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of all Liens other than Permitted Liens.  The Company has not transferred ownership of any Intellectual Property that is or was Company Owned Intellectual Property, to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term or where the Company has made a decision in its reasonable business judgment not to continue to prosecute or pursue).  Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner as currently Exploited by the Company and currently contemplated to be Exploited by the Company during the next twelve months and (ii) otherwise to conduct the Business in all material respects in the manner currently conducted and currently contemplated to be conducted by the Company during the next twelve months.  Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company Owned Intellectual Property, or impair the right of the Surviving Corporation to use, possess, sell or license any Company Owned Intellectual Property or portion thereof.  After the Closing, all Company Owned Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party.  None of the Company Owned Intellectual Property, the Customer Offerings or the Company is subject to any pending proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer, or licensing by the Company of any Company Owned Intellectual Property or any Customer Offering, or that would reasonably be expected to adversely affect in any material respect the validity, use or enforceability of any such Company Owned Intellectual Property or Customer Offering, or (ii) restricting the conduct of the business of the Company.

(e)           Infringement.  None of (i) the Customer Offerings, (ii) the past, current or currently contemplated (to occur during the next twelve months) Exploitation of the Customer Offerings by (A) the Company or (B) to the Knowledge of the Company, any reseller, distributor or other Person for whose conduct the Company is legally or contractually responsible, or (iii) any other activity of the Company (or, to the Knowledge of the Company, any other Person for whose conduct it is legally or contractually responsible), undertaken in connection with the Business, constituted, constitutes or will constitute an infringement upon, or violation or misappropriation of, any Intellectual Property right of any third party that could reasonably be expected to give rise to any Liability or prevent the Surviving

Corporation from conducting the Business as currently conducted.  The Company has not received any written complaint, claim or notice, or written threat of any of the foregoing (including any notification that a license under any patent is or may be required), alleging any such infringement, violation or misappropriation or any request or demand for indemnification or defense from any reseller, distributor, customer, user or any other third party or alleging that the Company has engaged in any unfair competition or unfair trade practices.  The Company has not received any opinion of counsel that any Customer Offering or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted by the Company during the next twelve months infringes any Intellectual Property right of a third party.

(f)            Protection Measures.  The Company has taken all measures that it believes are reasonably necessary to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.  Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct it is legally or contractually responsible has violated or breached in any material respect any contractual or legal requirements pertaining to information privacy or security.  The Company has not received any written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information.  To the Knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third party.  All use, disclosure or appropriation by the Company of confidential information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or, to the Knowledge of the Company, is otherwise lawful.  All current and former employees and consultants of the Company having access to confidential information or proprietary information of any of its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such confidential information or proprietary information to the extent required by such customers and business partners.  The Company has actively policed the quality of all Customer Offerings under each of its Trademarks and has enforced adequate quality control measures that it believes appropriate to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(g)           Infringement of the Rights of the Company.  To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) is infringing, violating or misappropriating any Company Owned Intellectual Property or any Company Licensed Intellectual Property.  The Company has delivered or made available to Purchaser on the Electronic Data Room copies of all correspondence, analyses, legal opinions and written complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(h)           Outbound Intellectual Property Agreements.  Schedule 3.27(h) of the Company Disclosure Schedule identifies each license, covenant or other Contract pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (other than non-exclusive licenses granted by the Company in the ordinary course of business and in the Company’s standard form, as provided to Purchaser in the Electronic Data Room, in all material respects).  The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offering.  The Company is not a member of, contributor to or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is required or obligated to grant or offer a license to any existing or future Company Owned Intellectual Property to any Person.  The Company does not have a present obligation and, to the Knowledge of the Company, there is no substantial basis to expect that there will be a future obligation to grant or offer to any other Person any license or right to any Company Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any patent pool, industry standards body, trade association or any similar organization.  The Company has not disclosed any trade secrets, confidential business information, production procedures and processes, proprietary know-how and use and application know-how, technical information or formulas that it considers proprietary to any patent pool, industry standards body, trade association or any similar organization.

(i)            Inbound Intellectual Property Agreements.  Schedule 3.27(i) of the Company Disclosure Schedule identifies (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits that Company Licensed Intellectual Property (excluding any commercially-available, off-the-shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $25,000), (ii) each Contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property, and (iii) each Contract or other instrument pursuant to which the Company has obtained any ownership or license interest in Intellectual Property developed by a consultant, developer or vendor to the Company.

(j)            Employee and Contractor Assignments.

(i)            Each employee, consultant and independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such consultant’s or independent contractor’s work for the Company, and all Intellectual Property rights therein.  There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the transfer, ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any currently-existing Company Owned Intellectual Property by the Company.  In particular, there is no further compensation owed by Company to any employee of the Company with respect to the transfer of currently-existing patents, utility models or rights of use and exploitation of any copyright to the Company.

(ii)           To the Knowledge of the Company, no current employee or former employee, consultant or independent contractor of the Company (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (B) has developed any technology or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology or other copyrightable, patentable or otherwise proprietary work.  To the Knowledge of the Company, the employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(k)           Support and Funding.  The Company has not sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Company’s Exploitation of the Customer

Offerings or any facilities or equipment used by the Company in connection therewith.  No current employee or, to the Knowledge of the Company, former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(l)            End Users.  The Company has established and follows in all material respects (and has made available to Purchaser on the Electronic Data Room a copy of) a written policy to protect the personally identifiable information collected by the Company.  The Company’s policy and practices with respect to the foregoing are in compliance in all material respects with any Law or regulation of any Governmental Authority.  Schedule 3.27(l) of the Company Disclosure Schedule sets forth a true, complete and correct list of any material act or incident, and the status or resolution thereof, pertaining to any of the foregoing.

(m)          No Unfulfilled Performance Commitments.  Except as set forth in Schedule 3.27(m) of the Company Disclosure Schedule, the Company is not in default of any material unfulfilled performance commitments relating to the development, provision or delivery of Customer Offerings under any Contract listed in Schedule 3.27(m) of the Company Disclosure Schedule or any other agreements, including commitments to develop, provide or deliver specified upgrades and undelivered elements, except for maintenance.

(n)           No Material Failures or Breaches.  There have been no (i) failures of computer services or other information technology assets that have caused disruptions that are material to the Business of the Company; or (ii) material security breaches related to violations of any security policy regarding or any unauthorized access of any material data used in the Business of the Company.

Section 3.28           Books and Records.

(a)           The Company has made or kept, and made available to Purchaser, all material business records, financial books and records, accounts, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records.

(b)           The Books and Records and (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the Company Financial Statements.

Section 3.29           Warranties; Customer Offerings.  Schedule 3.29 of the Company Disclosure Schedule sets forth a description of all product warranties and guaranties given by the Company (collectively, the “Product Warranties”).  Each Customer Offering meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards (if any), contractual agreements and the product literature provided by the Company.  Except as described on Schedule 3.29 of the Company Disclosure Schedule, (a) no claims have been made or are, to the Knowledge of the Company, threatened under the Product Warranties, (b) there exists no event or circumstance, which after notice or the passage of time or both, might create or result in Liabilities under any of the Product Warranties in excess of the lesser of (i) the Liabilities incurred under such Product Warranties on average since the date that is 3 years preceding the date of this Agreement and (ii) the reserves on the Closing Balance Sheet which on their face are specifically and expressly designated for product warranty claims, (c) there have been no statements, citations or decisions by any Governmental Authority or any product testing laboratory stating that any Customer Offering is unsafe or fails to meet any standards promulgated by such Governmental Authority or testing laboratory, (d) there is no design, manufacturing or other defect in any model or type of product or product specification for any Customer Offering, and (e) there have not been any mandatory or voluntary product recalls with respect to any Customer Offering and there is no fact relating to any Customer Offering that may impose a duty on the Company to recall any Customer Offering or warn customers of a defect in any such Customer Offering.  The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Customer Offering provided by the Company.  No product Liability claims relating to the Business involving amounts in excess of $10,000 have occurred since the date that is 3 years preceding the date of this Agreement.

Section 3.30           Taxes.

(a)           Tax Returns; Payments; Accruals; Elections; Withholding.

(i)            The Company and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member (A) have properly completed and timely filed all Tax Returns required to be filed by them or on their behalf and all such Tax Returns are true, complete and accurate in all material respects, (B) have timely paid all Taxes required to be paid by them for which payment was due (whether or not shown on a Tax Return), (C) have established an adequate accrual or reserve for the payment of all unpaid Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the Company Balance Sheet) and will establish an adequate accrual or reserve for the payment of all unpaid Taxes payable by the Company in respect of the periods or portion thereof through the Closing Date, (D) have made (or will make on a timely basis) all estimated Tax payments required to be made, and (E) have no Liability for unpaid Taxes in excess of the amount so paid or accruals or reserves so established.  The Company has provided to Purchaser, in the Electronic Data Room, true, complete and correct copies of all income Tax Returns and all other material Tax Returns filed by the Company since December 31, 2008.

(ii)           Schedule 3.30(a)(ii) of the Company Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for any Taxes by virtue of having “nexus” (in the case of state Taxes) or by virtue of having a “permanent establishment” or other place of business (in the case of foreign Taxes).  No Taxing Authority in any state, territory or jurisdiction where the Company does not file Tax Returns has made a written claim that the Company is required to file Tax Returns in such state, territory or jurisdiction.

(iii)          The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(iv)          The Company has not at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Tax Return.

(v)           The Company has complied (and until the Closing Date will comply) with all Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Law (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding Laws), including foreign, U.S. federal and state income Taxes, and has timely filed all withholding Tax Returns.

(vi)          All persons who have performed services for the Company while classified as independent contractors have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

(b)           Tax Deficiencies; Waivers; Limitation Periods; Tax Audits.

(i)            The Company is not delinquent in the payment of any Tax or in the filing of any Tax Returns, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company.  No Tax Liens are currently in effect against any of the assets of the Company other than Permitted Liens.

(ii)           Schedule 3.30(b)(ii) of the Company Disclosure Schedule lists the Taxable periods for which the Tax Returns required to be filed by the Company have been examined by any Taxing Authority.  All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign Taxing Authorities have been paid, fully settled or adequately provided for in the Company Financial Statements, and no issue or claim has been asserted in writing for Taxes by any Taxing Authority for any prior period, other than those heretofore paid or provided for in the Company Financial Statements.

(iii)          There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return or Tax period of or applicable to the Company.  The Company has not agreed to any extension of time for filing any Tax Return that has not been filed.  The Company has not consented to extend to a date later than the Closing Date the period in which any Tax may be assessed or collected by any Taxing Authority, which consent to extend has not expired.

(iv)          No Tax Return of the Company is under audit by any Taxing Authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Taxing Authority conducting such audit and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Taxing Authority or adequate reserves therefore have been established and are reflected in the Company Balance Sheet.  No Person has any power of attorney with respect to any Tax matter of the Company which is currently in force.

(v)           The Company has not received any written notification or, to the Knowledge of the Company, oral notification from any Taxing Authority regarding any material issues that (A) are currently pending before the Taxing Authority (including any sales or use Taxing Authority) regarding the Company, or (B) have been raised by the Taxing Authority and not yet finally resolved.

(c)           Timing Items.  The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law), (D) any installment sale or open transaction made on or prior to the Closing Date, (E) any prepaid amount received on or prior to the Closing Date, or (F) any election under Code Section 108(i).

(d)           Special Tax Status and Indemnification Obligations.

(i)            The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement and the Company has no Liability or potential Liability to another party under any such agreement.  The Company has not assumed any obligation to pay any Tax Liability of any other Person, or any obligation to pay any Tax Liability with respect to any transaction relating to any other Person.

(ii)           The Company is not now, and has never been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.  The Company has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.  Neither the Company nor any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(iii)          The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(iv)          The Company has never constituted either a “distributing corporation” or a “controlled corporation “ in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

(v)           The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.  The Company does not have any Subsidiaries.

(e)           Nonqualified Deferred Compensation.  To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company or any ERISA Affiliate makes, is obligated to make or promises to make, payments complies, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder.  Neither the Company, nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

(f)            Section 280(G).  There is no agreement, plan, arrangement, or other contract covering any employee or other service provider of the Company (or any other entity treated as a member of the same controlled group for purposes of Section 280G of the Code), including arrangements contemplated by this Agreement, that, considered individually or collectively with any other such agreements, plans, arrangements, or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code, which, in any such case, will not have been approved by the Company’s stockholders or otherwise qualify for exemption pursuant to Section 280G(b)(5) and (b)(6).  There is no agreement, plan, arrangement, or other contract by which the

Company or any ERISA Affiliate is bound to compensate any such employee or service provider for excise taxes paid pursuant to Section 4999 of the Code.

(g)           Limitations.  Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representation or warranty with respect to the amount, availability, expiration, limitation or reduction of any net operating loss, Tax credit carryover, built-in loss, or similar item of the Company.

Section 3.31           Absence of Changes.  Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, since December 31, 2012, the Company has operated the Business in the ordinary course of business, consistent with its past practices, and there has not been any:

(a)           change, occurrence or omission that by itself or together with other changes, occurrences and omissions has had, or would reasonably be expected to have, a Material Adverse Effect;

(b)           amendment or change in its certificate of incorporation or bylaws;

(c)           incurrence, creation or assumption of (i) any Lien on any of the Assets or properties, (ii) any Liability for borrowed money (other than pursuant to the Company Notes), or (iii) any Liability as a guarantor or surety with respect to the obligations of others;

(d)           acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock (other than the acceleration of vesting of Company Options in contemplation of the Merger), or any acceleration or release of any right to repurchase shares of its capital stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e)           payment or discharge of any Lien on any of its assets or properties, or payment or discharge of any of its Liabilities (other than (i) any such payment or discharge in the ordinary course of its business consistent with its past practices in an amount that did not exceed $10,000 for any single Liability to a particular creditor or (ii) any payment of Merger Expenses);

(f)            purchase, license, sale, grant, assignment or other disposition or transfer by the Company, or any Contract or arrangement for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of the Assets (including Company Intellectual Property and other intangible Assets), properties or goodwill other than the sale or non-exclusive license of, or agreement or other arrangement to sell or license on non-exclusive basis, the Customer Offerings or the Company’s services in the ordinary course of business consistent with past practices;

(g)           damage, destruction or loss of any material Asset, whether or not covered by insurance;

(h)           declaration, setting aside or payment of any dividend by the Company on, or the making by the Company of any other distribution in respect of any Company Capital Stock, or any split, combination or recapitalization of Company Capital Stock or any direct or indirect redemption, purchase or other acquisition of any Company Capital Stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding equity securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(i)            change or increase in the compensation payable or to become payable by the Company to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made by the Company to or with any of such officers, directors, employees or agents (in each case, other than in the ordinary course of business);

(j)            change in position with respect to its management, supervisory or other key personnel, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices;

(k)           Liability incurred by it to any of its officers, directors or stockholders, except for normal and customary compensation and expense allowances payable to officers in the ordinary course of its business consistent with its past practices;

(l)            making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(m)          entering into, amendment of, relinquishment, termination or nonrenewal by it of any Material Contract (or any other right or obligation) other than in the ordinary course of business consistent with past practices, any default by it under such Material Contract (or other right or obligation), or any written or oral notice or assertion by the other party thereto of any material problems with its services or performance under such Material Contract (or other right or obligation) or such other party’s desire to so amend, relinquish, terminate or not renew any such Material Contract (or other right or obligation);

(n)           material change in the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers (other than in the ordinary course of business);

(o)           other than this Agreement and the transactions contemplated thereby, (i) entering into by it of any Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $25,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or (ii) the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;

(p)           any change in accounting methods or practices of the Company (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its Assets;

(q)           material Tax election made or changed, adoption or change of any method of Tax accounting, any closing agreement entered with respect to Taxes, any material Tax liability settled or compromised, any amended Tax Return filed, consent to any extension or waiver of any limitation period with respect to Taxes, any Tax Returns prepared in a manner that is not consistent in all material respects with the past practice of the Company or taken any other similar action relating the filing of any Tax Return or the payment of any Tax;

(r)            any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practices, in order to accelerate or induce the collection of any receivable; and

(s)           announcement of, any negotiation or agreement by or any entry into, any Contract by the Company or any officer or employee thereof not previously disclosed to Purchaser, to do any of the things described in the preceding clause (a) through clause (r) (other than negotiations and agreements with Company and its representatives regarding the transactions contemplated by this Agreement).

Section 3.32           Bank Accounts; Powers of Attorney.  Schedule 3.32 of the Company Disclosure Schedule sets forth (a) a true, complete and correct list of all bank accounts, certificates of deposit, safe deposit boxes and lock boxes of the Company, including, with respect to each such account and lock box, the names in which such accounts or boxes are held and identification of all Persons authorized to draw thereon or have access thereto, (b) true and correct copies of all corporate borrowings, depository and transfer resolutions and those Persons entitled to act thereunder, (c) a true and correct list of all officers and directors of the Company, and (d) a true and correct list of all Persons holding a general or special power of attorney from the Company and a description of the terms of such power.  All such powers of attorney or similar authority will be revoked as of the Effective Time.  Other than the Persons listed in Schedule 3.32 of the Company Disclosure Schedule, no Person holds any power of attorney or similar authority from the Company.

Section 3.33           Merger Expenses.  Neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, other than such fees and expenses that have been set forth as Merger Expenses on the Consideration Certificate.  The legal and accounting advisors, and any other persons, to whom the Company currently expects to owe fees and expenses that will constitute Merger Expenses are set forth on the Consideration Certificate, and other than the Merger Expenses that will be due to the entities set forth on the Consideration Certificate, there are no Merger Expenses.

Section 3.34           Unlawful Payments.  Neither the Company (nor any other Person for whose conduct it is legally or contractually responsible), nor any director, officer, employee, stockholder, agent or representative of the Company in their capacity as such has directly or indirectly (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for the Company or the Business or to secure Contracts, (ii) to pay for favorable treatment for the Company or the Business or for Contracts secured, (iii) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (iv) in violation of any legal requirement, (b) established or maintained any fund or asset that has not been recorded in the Books and Records or (c) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.35           Absence of Claims; Business Relationships With Affiliates; Related Party Transactions.

(a)           Neither any Company Securityholder nor any of its Affiliates, nor any other Affiliate of the Company (collectively, the “Related Parties”), owns any asset, property or right, tangible or intangible, used by the Company, has any claim or cause of action against the Company or is owed any payment or other obligation by the Company (other than the Employee Obligations, the Employee Transaction Related Expenses and rights in respect of Company Capital Stock, Company Notes and Company Options).

(b)           The Company has not been and is not a party to any Contract, transaction, arrangement or course of dealing with any Related Party other than in respect of a Related Party’s relationship with the Company as an employee of the Company or Company Securityholder.

(c)           The Company has not, and has never been deemed to have for purposes of any Law, (i) acquired or have the use of property for proceeds greater than the fair market value thereof, (ii) received services or have the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate, in each case from any person with whom it does not deal at arm’s length within the meaning of applicable taxation acts. The Company has not, and has never been deemed to have for purposes of any Law, (i) disposed of its property for proceeds less than the fair market value thereof, (ii) performed services for consideration other than the fair market value thereof or (iii) paid interest or any other amount other than at a fair market value rate, in each case to any person with whom it does not deal at arms’ length within the meaning of applicable taxation acts.

Section 3.36           Backlog.  Schedule 3.36 of the Company Disclosure Schedule sets forth a complete and accurate list of all pending customer orders, by customer, as of a date not more than 3 Business Days prior to the date of this Agreement.  All customer orders of the Company were entered into by the Company in the ordinary course of business, consistent with past practice.  No such customer orders are at prices which, based on the past experience of the Company and current and anticipated costs, are or can reasonably be expected to result in a material loss to the Company.

Section 3.37           State Takeover Statutes.  No state takeover or similar statute or regulation is applicable to the Merger, this Agreement or the other transactions contemplated hereby.

Section 3.38           Confidentiality Obligations; Data Privacy.

(a)           The conduct of the Business does not violate or conflict with a material obligation of confidentiality or use to any other Person.

(b)           The Company has not collected, stored or processed any personal information from any individuals.  The Company does not transmit any personal or non-public data of its partners, distributors, resellers partners or end users across country borders and all such data is processed by the Company exclusively in data centers located in the same country as the data owner.  The Company has not been legally required to provide any notices to data owners in connection with a disclosure of personal or non-public information.

Section 3.39           Auditor Relationship.  Schedule 3.39 of the Company Disclosure Schedule sets forth a complete and correct list of all relationships, audit or otherwise (including a description of services that the Company has received, or is receiving, in connection with each such relationship), between the Company, on the one hand, and BDK, LLP or any of its Affiliates, on the other hand.

Section 3.40           Disclosure.  No statement in this Article III (when read together with the Company Disclosure Schedules) contains any untrue statement of a material fact, in light of the circumstances under which it was made, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

To induce the Company and the Representative (on behalf of the Company Securityholders) to enter into this Agreement and consummate the transactions contemplated by this Agreement, Purchaser and Merger Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1             Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2             Power; Authorization; Validity.

(a)             Power and Authority.  Purchaser has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Purchaser Ancillary Agreements and to consummate the Merger and all other transactions contemplated by this Agreement or thereby.  The Merger and the execution, delivery and performance by Purchaser of this Agreement, each of the Purchaser Ancillary Agreements and all other agreements, transactions and actions contemplated by this Agreement or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Purchaser.  Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger.  The Merger and the execution, delivery and performance by Merger Sub of this Agreement have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub.

(b)             No Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, (i) any Governmental Authority, or (ii) any other Person is necessary or required to be made or obtained by Purchaser or Merger Sub to enable Purchaser and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Purchaser Ancillary Agreements or to consummate the Merger, except for the filing of the Agreement of Merger with the Office of the Secretary of State of the State of Delaware and such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, if any, that if not made or obtained by Purchaser or Merger Sub would not be material to Purchaser’s or Merger Sub’s ability to consummate the Merger and to perform their respective obligations under this Agreement and the Purchaser Ancillary Agreements.

(c)             Enforceability.  This Agreement has been duly executed and delivered by Purchaser and Merger Sub.  This Agreement is and, when executed by Purchaser at Closing, each of the Purchaser Ancillary Agreements shall be, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to:  (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.  This Agreement is a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to:  (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 4.3             Brokers.  There is no broker, finder, investment banker or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, the Purchaser or any Affiliate of the Purchaser.

ARTICLE V

COVENANTS

Section 5.1             Cooperation in Litigation.  The Transmittal Letters provide that, in the event that a claim is asserted against Purchaser or any of its Affiliates (including, after the Closing, the

Surviving Corporation) with respect to the Business, the Surviving Corporation or any of the transactions contemplated by this Agreement, the Company Securityholder party thereto agrees to cooperate with Purchaser in the defense of such claim as Purchaser may reasonably request and at the cost and expense of Purchaser (which cost and expense shall be included in the total amount of Adverse Consequences recoverable by Purchaser pursuant to Article VII hereunder, to the extent such claim is indemnifiable pursuant to Article VII). The Representative shall reasonably consult with Purchaser regarding the defense of any proceeding or litigation against the Company relating to any of the transactions contemplated by this Agreement as Purchaser may reasonably request and at the cost and expense of Purchaser (which cost and expense shall be included in the total amount of Adverse Consequences recoverable by Purchaser pursuant to Article VII hereunder, to the extent such claim is indemnifiable pursuant to Article VII).

Section 5.2             Further Assurances.  From time to time after the Effective Time, upon the request of any party, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights approvals, immunities and franchises of the Company; provided, however, that none of the parties hereto shall be required to pay any further consideration or amounts therefor; and provided further, that the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized (in the name of Merger Sub or in the name of the Company) to execute, acknowledge and deliver all such other instruments and documents and to take all such other actions.

Section 5.3             Tax Matters.

(a)               Tax Returns; Payment of Taxes.

(i)            Except for Pre-Closing Income Tax Returns as provided in Section 5.3(a)(ii), Purchaser shall, at Purchaser’s expense, prepare or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and cause to be timely filed all Tax Returns of the Company for (A) all taxable periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date, and (B) any Straddle Period.  In the case of any such Tax Return for any Straddle Period, and in accordance with the principles set forth in Section 5.3(e), Purchaser shall also determine the portion of the Taxes shown as due on such Tax Return that is allocable to a Pre-Closing Tax Period and the portion of the Taxes shown as due on such Tax Return, if any, that is allocable to the Tax period (or portion thereof) beginning after the Closing Date, which determination shall be set forth in a statement (“Statement”) prepared by Purchaser.  Purchaser shall deliver copies of each such Tax Return (and related work papers) and any Statement related thereto to the Representative for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least forty-five (45) days prior to the due date (including any extensions thereof) for filing such Tax Return.  The Representative shall notify Purchaser of any disputed issues with respect to such Tax Return and, if applicable, the Statement related thereto, within fifteen (15) days from the date on which Purchaser provides such Tax Returns and, if applicable, the Statement related thereto, to the Representative.  Purchaser and the Representative shall attempt in good faith to reach agreement with respect to any issue resulting from any review of such Tax Return and, if applicable, the Statement related thereto.

(ii)           After the Closing, the Representative shall, at the Company Securityholders’ expense, cause the tax return preparation firm engaged by the Company immediately prior to the Closing (the “Accounting Firm”) to complete preparation of all Tax Returns for income and franchise Taxes with respect to the Company for all taxable periods ending on or before the Closing Date that are due after the Closing Date (“Pre-Closing Income Tax Returns”) in a manner consistent with past practice, except as required by applicable Law.  The Representative shall deliver copies of each such Tax Return (and related workpapers) to Purchaser for its review and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least forty-five (45) days prior to the due date (including any extensions thereof) for filing such Tax Return, but not earlier than twenty-five (25) days following the Closing Date.  Purchaser shall notify the Representative of any disputed issues with respect to any such Tax Return within fifteen (15) days from the date on which the Representative provides such Tax Return to Purchaser.  The Representative and Purchaser shall attempt in good faith to reach agreement with respect to any issue resulting from any review of any such Tax Return.

(iii)          If Purchaser and the Representative fail to reach an agreement with respect to any issue resulting from any review of a Tax Return and, if applicable, the Statement related thereto, pursuant to Section 5.3(a)(i) and Section 5.3(a)(ii) at least twenty (20) days before the due date for filing such Tax Return (including any extensions thereof), the disputed issues shall be submitted to the Neutral Accountant.  A resolution with respect to the disputed issues shall be made within ten (10) days prior to the due date for filing such Tax Returns (including any extensions thereof) by the Neutral Accountant in accordance with the procedures set forth in Section 2.3(b)(iv) and, in resolving such dispute, the Neutral Accountant shall adopt the Tax position that is “more likely than not to be sustained,” and shall assume that the matter has already been identified by the appropriate Taxing Authority.  If the Neutral Accountant is unable to expeditiously resolve the disputed issues and the Representative and Purchaser are unable to resolve the disputed issues as set forth in Section 5.3(a)(i) and Section 5.3(a)(ii) within ten (10) days prior to the due date for filing such Tax Return (including any extensions thereof), such Tax Return shall be filed by Purchaser or the Surviving Corporation as prepared by Purchaser or the Representative, as applicable, as adjusted to the extent necessary to reflect the Purchaser’s position with respect to any issues still then in dispute and the resolution of any such disputed issues mutually agreed to by the Representative and Purchaser and, if necessary, Purchaser shall cause such Tax Return to be amended and filed with the appropriate Taxing Authority to reflect the Neutral Accountant’s final resolution made pursuant to this Section 5.3(a)(iii).

(iv)          Purchaser shall pay or cause to be paid all Taxes shown as due on all such Tax Returns or the Statements, as the case may be, prepared in accordance with Section 5.3(a)(i), Section 5.3(a)(ii) and Section 5.3(a)(iii) that are filed after the Closing Date.  In accordance with Article VII, including and subject to the limitations contained in Section 7.3(h), the Company Securityholders shall, jointly and severally, pay to Purchaser the amount of any Taxes shown as due on such Tax Returns or, in the case of a Straddle Period, on such Statements.  To the maximum extent permitted by applicable Law, Purchaser shall elect, or shall cause the Surviving Corporation and its Affiliates to elect, to carry forward any Tax attribute arising after the Closing Date that could otherwise be carried back to a Pre-Closing Tax Period.

(b)              Cooperation in Tax Matters.  The parties hereto shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns with respect to the Company or the Surviving Corporation and any audit, litigation, dispute or other proceeding (a “Tax Proceeding”) with respect to Taxes.  Such cooperation shall include the retention and (upon the request of the other party) the provision of records and information that are reasonably relevant to any such Tax Returns or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The parties hereto shall, and shall cause their respective Affiliates, (i) to retain all books and records with respect to Tax matters relating to the Company or the Surviving Corporation for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or the Representative shall, and shall cause its Affiliates to, allow such party to take possession of such books and records.  The parties hereto further agree, upon request, to use, and to cause their respective Affiliates to use, their respective commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement).  Purchaser will (and will cause the Surviving Corporation to) cooperate with the Representative to enable the Representative to utilize the Accounting Firm. Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Representative, or otherwise ensuring that the Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Accounting Firm. For the avoidance of doubt, the Surviving Corporation will be responsible for filing the Tax Returns.

(c)           Tax Proceedings.  In the event any Governmental Authority informs the Representative, Purchaser or the Company of any Tax Proceeding, the party so informed shall promptly notify the other parties of such matter; provided that failure to promptly notify shall not reduce the other party’s indemnity obligation hereunder except to the extent such party’s ability to defend against, or participate in (as more fully provided herein), such matter is actually prejudiced thereby.  Purchaser shall, at Purchaser’s expense, control the conduct and defense of any Tax Proceeding relating to Tax matters of the Company.  Purchaser shall, however, keep the Representative informed of all developments on a timely basis, shall provide the Representative copies of any and all correspondence received from the Governmental Authority related to such Tax Proceeding and shall provide the Representative with the opportunity to attend conferences, hearings and other meetings with or involving the Governmental Authority and to review and provide comments with respect to written responses provided to the Governmental Authority with respect to such Tax Proceeding.  Purchaser shall consult the Representative and obtain the Representative’s consent (which shall not be unreasonably withheld, conditioned or delayed) prior to accepting any proposed adjustment or entering into any settlement or agreement in compromise regarding any Taxes to the extent such proposed adjustment, settlement or agreement in compromise would give rise to an indemnification obligation pursuant to the terms of this Agreement.

(d)           Transfer Taxes.  Notwithstanding anything in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer or similar tax imposed by states or subdivisions) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Company Securityholders.  The Surviving Corporation shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and if required by applicable Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

(e)           Straddle Period Taxes Allocation.  The portion of Taxes attributable to a Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)            in the case of any Property Tax, the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and

(ii)           in the case of any Tax that is based on income, sales, revenue, production, or similar items, or other Taxes not described in Section 5.3(e)(i) above, the amount of any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of and including the Closing Date.

Notwithstanding the foregoing, any franchise Tax paid or payable with respect to the Company shall be allocated to the Tax period during which the gross receipts, income, operations, assets, margin or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the Tax period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in Section 5.3(e)(ii).

(f)            Amended Tax Returns and Claims for Refund.  Except as otherwise provided in this Agreement, Purchaser shall not file, or permit the Company or any of Purchaser’s Affiliates to file, any amended Tax Return or claim for refund with respect to the Company for any Pre-Closing Tax Period or any Straddle Period without the prior written consent of the Representative.

(g)           Tax Refunds.  The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax received by Purchaser, the Company or any of their respective Affiliates and attributable to any Pre-Closing Tax Period of the Company shall be for the account of the Company Securityholders to the extent such refund was not reflected in the computation of the Closing Merger Consideration that has become final and binding pursuant to Section 2.3(b).  In the case of a Straddle Period, the amount or economic benefit of any refund whether in cash or as a credit against or offset to any Tax) received by Purchaser, the Company or any of their respective Affiliates shall be apportioned between Seller and Buyer in accordance with Section 5.3(e).  The amount of any such refund (including any interest thereon) owing to the Company Securityholders as provided in this Section 5.3(g) shall be paid by Purchaser to the Paying Agent for further distribution to the Company Securityholders within fifteen (15) days after such refund is received, credited or applied as an offset.

(h)           Remediation Framework.  The Company and Purchaser (a) intend to make voluntary disclosure to relevant Governmental Authorities in relevant jurisdictions with respect to sales and use Taxes arising prior to the Effective Time and (b) shall use their respective reasonable efforts to develop prior to the Closing Date a mutually acceptable remediation framework (the “Framework”) relating to sales and use Taxes that would guide the direction and conduct of voluntary disclosure and remediation activities after the Closing Date.  The Framework shall include, among other things, the relevant jurisdictions and a requirement that the Surviving Corporation seek collection of any Tax liabilities from its customers; provided that such collection efforts shall not include persistent collection efforts that would reasonably be expected to have a material adverse effect on the commercial relationship with the customer at issue or statements that would reasonably be perceived as threats of litigation or arbitration.  Purchaser shall allow a reasonable amount of time (not to exceed ninety (90) days from the date the Surviving Corporation identifies a customer as likely to owe the Surviving Corporation amounts in respect of Taxes) for such collection efforts before seeking indemnification from the Company Securityholders for any related Tax liabilities in accordance with Article VII, including and subject to the limitations contained in Section 7.3(h); provided that Purchaser need not defer seeking such indemnification after December 31, 2013, or, if earlier, sixty (60) days after the payment of any Taxes, interest or penalties to any state as part of the voluntary disclosure settlement; and provided further that any amounts actually recovered from the Surviving Corporation’s customers shall reduce the amount due to Purchaser from Adverse Consequences suffered, sustained, incurred or paid by any Purchaser Indemnified Party, whether received before or after any related indemnification payments were made by the Company Securityholders from the Escrow Amount or otherwise, and any such amounts actually recovered and not applied to reduce such amounts due to Purchaser from Adverse Consequences shall be for the account of the Company Securityholders and shall be paid by Purchaser to the Paying Agent for further distribution to the Company Securityholders within fifteen (15) days after the later of the Expiration Date and the date of the last of the final agreements with the relevant Governmental Authorities.  Notwithstanding the foregoing, nothing herein shall prevent the Surviving Corporation from making alterations to the Framework if in its reasonable judgment the same are required to be made in order to comply with applicable Law.  In the event of any change in the Framework after the Closing Date, the Surviving Corporation shall consult with, and take into account any comments or objections of, the Representative prior to reaching a final agreement with the relevant Governmental Authority concerning the payment of such sales or use Taxes.  Purchaser shall keep the Representative informed of all developments relating to the foregoing matters on a timely basis, shall provide the Representative copies of any and all correspondence or other materials received from any relevant Governmental Authority related thereto and shall provide the Representative with the opportunity to review and provide comments with respect to written submissions, responses or other materials provided to any such Governmental Authority and to attend conferences, hearings and other meetings with or involving any such Governmental Authority with respect to such matters.

Section 5.4             Employment and Benefit Arrangements.

(a)               All employees of the Company who accept employment offers made by Purchaser or who continue their employment with the Surviving Corporation (or Purchaser or any Affiliate of Purchaser) after the Effective Time (“Continuing Employees”) may continue in the Benefit Plans and Benefit Arrangements or become eligible for the employee benefit plans and arrangements of Purchaser or its Affiliates (each such plan, a “Purchaser Employee Plan”) on substantially the same terms as such Purchaser Employee Plans are generally offered from time to time to similarly situated employees of Purchaser and its Affiliates.  From and after the Effective Time, Purchaser shall grant (or cause the Surviving Corporation or any of Purchaser’s Affiliates to grant) all Continuing Employees with credit for any service with the Company earned prior to the Effective Time for eligibility, vesting and benefit accrual purposes solely for purposes of (i) calculating a Continuing Employee’s entitlement to vacation and other paid time off and (ii) Purchaser’s 401(k) plan.  As of the Effective Time, Purchaser will waive (or cause the Surviving Corporation and its other Affiliates to waive) all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Purchaser Employee Plans to the extent waived or satisfied by an employee under any corresponding Benefit Plan or Benefit Arrangement as of the Effective Time.  For the plan year in which the Closing occurs, Purchaser will cause any covered expenses incurred on or before the Effective Time by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time for such plan year under any applicable Purchaser Employee Plan.

(b)              Purchaser shall cause the Surviving Corporation to maintain the Company Severance Plan in full force and effect for a period of at least one year after the Effective Time and Purchaser and the Surviving Corporation shall be solely responsible for any Post-Closing Severance Obligations.

(c)               Purchaser shall provide (or cause to be provided) each Continuing Employee with salary, wages and bonus opportunities that are no less favorable than what was provided to such Continuing Employee immediately prior to the Closing and no less favorable than what is provided to similarly situated employees of Purchaser and its Affiliates for a period of one year after the Effective Time (or until such earlier time as such Continuing Employee ceases to be an employee of Purchaser or one of its Affiliates).

(d)              Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Benefit Plan, Benefit Arrangement or Purchaser Employee Plan; (ii) prevent the amendment or termination of any Benefit Plan, Benefit Arrangement or Purchaser Employee Plan except as provided for in Section 5.4(b); or (iii) limit the right of the Company or its Affiliates to terminate the employment of any employee at any time.  Nothing in this Section 5.4, express or implied, is intended to confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company any rights or remedies of any nature whatsoever under or by reason of this Section 5.4.

Section 5.5             Directors and Officers Indemnification.

(a)               The Company has obtained and fully prepaid a directors’ and officers’ liability insurance “tail” policy (the “Tail Policy”) that provides the Company’s current and former officers and directors (collectively, the “D&O Indemnified Parties”) with such directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time.  The Purchaser shall cause the Surviving Company to maintain the Tail Policy in full force and effect, for its full term, and shall honor all obligations of the Surviving Corporation under such Tail Policy.  If the Tail Policy is terminated or is cancelled as a result of Purchaser’s gross negligence, willful misconduct or other intentional act during such six-year period, Purchaser shall (or shall cause the Surviving Corporation to) obtain a replacement directors’ and officers’ liability insurance policy providing equivalent coverage as the Tail Policy with respect to each D&O Indemnified Party for the remainder of such six-year period.  If the Tail Policy is terminated or is cancelled for any other reason, the Representative may obtain a Tail Policy for the remaining portion of the six-year period at the Company Securityholders’ sole cost.

(b)              From and after the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless each D&O Indemnified Party in accordance with the indemnification provisions set forth in the Company’s Charter Documents in effect immediately prior to the Effective Time for a period of not less than six (6) years following the Effective Time, irrespective of whether any such provisions are amended at or after the Effective Time.  Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify the D&O Indemnified Parties under this Section 5.5(b), for any Adverse Consequence to which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 7.1 except to the extent that such Adverse Consequences are reimbursed pursuant to the Tail Policy.

(c)               This Section 5.5 shall survive the consummation of the Merger.  If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume in full the obligations set forth in Section 5.5(a), Section 5.5(b) and Section 5.5(c).  The provisions of this Section 5.5 are intended to be for the benefit of, and to grant third-party beneficiary rights to, the D&O Indemnified Parties, whether or not parties to this Agreement, and each of the D&O Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.5.

Section 5.6             Public Announcements.  The timing and content of the initial public announcement of the closing of the transactions contemplated by this Agreement shall be mutually agreed upon in advance by Purchaser and the Company; provided, however, that a party may make any such announcement that it believes, in good faith and based on advice of counsel, is necessary in connection with any requirement of Law (it being understood and agreed that such party shall provide each other party with copies of any such announcement in advance of such issuance); and provided, further, that the foregoing shall not prevent the parties and their respective Affiliates from disclosing such information to their respective employees, equity owners, professional advisors and lenders who have a need to know the information and who are bound to confidentiality.

Section 5.7             Parachute Payments.  The Company has obtained from each Person to whom any payment or benefit is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive all of such payment or benefit (the “Waived Benefit”) so that all of the payment or benefit applicable to such Person shall not be deemed to be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.  Each such waiver identifies the specific Waived Benefit and provides that if such stockholder approval is not obtained, such payments shall not be made and such Persons shall have no right or entitlement with respect thereto.  Prior to the Closing, the Company has sought stockholder approval in a manner that complies with Section 280G(b)(5)(B) of the Code of all such payments that have been conditioned on the receipt of such approval.  For the avoidance of doubt (as required by Treasury Regulation Section 1.280G-1, Q/A-7(b)(1)), the Requisite Consent is not contingent or otherwise conditioned upon the stockholder approval of any payment that has been conditioned on the receipt of such approval solicited pursuant to this Section 5.7.  For purposes of this Section 5.7, “stockholder” means any Person who is a “shareholder” within the meaning of Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.1             Company Deliverables.  The obligations of Purchaser and Merger Sub to effect the Merger are subject to the receipt of the following:

(a)               Certificate of Secretary of the Company.  Purchaser shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated by this Agreement were unanimously approved by the Board of Directors of the Company), and (iii) the Requisite Consent by the Company Stockholders.

(b)              Reserved.

(c)               Offer Letters.  An Offer Letter, in the form attached hereto as Exhibit G, shall have been duly executed by each employee of the Company set forth on Exhibit C attached hereto.

(d)              Proprietary Rights and Non-Disclosure Agreement.  A Proprietary Rights and Non-Disclosure Agreement, in the form attached hereto as Exhibit E, shall have been duly executed by each employee of the Company set forth on Exhibit C attached hereto.

(e)               Third Party Consents.  Company shall have received duly executed copies of all third party consents, approvals, assignments, notices, waivers, authorizations or other certificates, including an estoppel certificate from Chase Merritt San Antonio Portfolio I, LP, in a form reasonably satisfactory to Purchaser.

(f)               280G Documentation.  Purchaser shall have received executed copies of the waivers, together with the disclosure and evidence of the stockholder approval, described in Section 5.7.

(g)              Consideration Certificate.  Purchaser shall have received a final Consideration Certificate from the Company; provided, however, that such receipt shall not be deemed to be an agreement by Purchaser that any amount set forth in the Consideration Certificate is accurate and shall not diminish Purchaser’s remedies under this Agreement if any such amount is inaccurate.

(h)              Projected Closing Balance Sheet.  Purchaser shall have received the Projected Closing Balance Sheet prior to the Closing, setting forth the Projected  Closing Working Capital and the

Company Indebtedness (including a calculation of the estimated Employee Obligations), in each case as of the Closing, prepared in accordance with the terms hereof.

(i)                Spreadsheet.  Purchaser shall have received the Spreadsheet prior to the Closing, prepared in accordance with the terms hereof.

(j)                Termination of Company Benefit Arrangements.  The Company shall have delivered to Purchaser (a) a true and complete copy of resolutions adopted by the board of directors of the Company, certified by the Secretary of the Company, freezing deferrals under the 401(k) Plan as of the end of the last full payroll period prior to the Closing Date and authorizing the termination of the 401(k) Plan effective as of the day before the Closing Date, and (b) if required by applicable Law, an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination.

(k)               FIRPTA.  Purchaser, as agent for the Company Securityholders, shall have received (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, dated as of the Closing Date and executed by the Company.

(l)                Repayment of Company Indebtedness; Termination of Financing Statements.  (i) All of the Company Indebtedness other than such Company Indebtedness set forth on the Consideration Certificate (collectively, the “Repaid Company Indebtedness”) shall have been repaid in full and Purchaser shall have received payoff letters in a form acceptable to the Purchaser with respect to the Repaid Company Indebtedness which letters provide for the release of all Liens relating to the Repaid Company Indebtedness following satisfaction of the terms contained in such payoff letters; (ii) Purchaser shall have received payoff letters in a form acceptable to the Purchaser with respect to the Company Indebtedness set forth on the Consideration Certificate (the “Closing Pay-Off Company Indebtedness”) which letters provide for the release of all Liens relating to the Closing Pay-Off Company Indebtedness following satisfaction of the terms contained in such payoff letters; and (iii) executed UCC-3 termination statements executed by each Person holding a Lien in any assets of the Company as of the Closing Date terminating any and all such Liens and evidence reasonably satisfactory to Purchaser that all Liens on assets of the Company shall have been released prior to or shall be released simultaneously with the Closing shall be delivered to Purchaser.

(m)              Escrow Agreement and Paying Agent Agreement.  The Escrow Agreement shall have been duly executed by the Representative and the Escrow Agent.  The Paying Agent Agreement shall have been duly executed by the Representative and the Paying Agent.

(n)              Transmittal Letters.  Purchaser shall have received executed Transmittal Letters from each of the Consenting Stockholder.

(o)              Company Notes.  Purchaser shall have received the original Company Notes (other than two Company Notes for which Purchaser shall have received a lost securities affidavit and indemnity agreement) and executed Transmittal Letters from each holder of Company Notes.

(p)              Opinions of Counsel.  Purchaser shall have received an opinion dated the Closing Date, of Fulbright & Jaworski LLP, counsel to the Company, in the form substantially as set forth on Exhibit I.  The Company shall have received an opinion from qualified counsel with respect to the matters described in Schedule 6.1(p).

(q)              Commercial Agreements.  The Company shall have delivered notice of termination in a form acceptable to Purchaser for each HCP agreement and distribution agreement identified in Schedule 6.1(q).

(r)               Termination of Prior Company Agreements.  That certain Second Amended and Restated Investors’ Rights Agreement, dated as of April 21, 2010, by and among the Company and the Investors listed therein, as amended, that certain Second Amended and Restated Voting Agreement, dated as of April 21, 2010, by and among the Company and the Investors listed therein and the Stockholders listed therein and that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 21, 2010, by and among the Company, the Investors listed therein and the Key Holders listed therein (collectively, the “Prior Company Agreements”), shall have been terminated pursuant to the terms thereof.

(s)               Releases and Resignations.  Purchaser shall have received releases in the form attached hereto as Exhibit J duly executed by (i) each director of the Company and (ii) each officer (or persons holding comparable positions) of the Company.  Purchaser shall have received releases as set forth in the Transmittal Letters duly executed by each Consenting Stockholder.  Each director and officer of the Company shall have resigned from all positions at Company as of the Effective Time.

(t)               Certificate of Good Standing.  Purchaser shall have received a certificate of good standing for the Company from the secretary of state of the Company’s state of incorporation and each state in which the Company is authorized to do business.

(u)              Other Documents.  Purchaser shall have received all other consents, certificates, documents, instruments and other items required to be delivered by the Company or the Company Securityholders pursuant to this Agreement.

The items set forth above in this Section shall be prepared by the Company in good faith and shall represent the Company’s best estimate of the amounts set forth therein as of the Closing.  Promptly after Purchaser’s request, the Company shall provide to Purchaser copies of the documents or instruments evidencing the amounts set forth on any such items.

Section 6.2             Purchaser Deliverables.  The obligation of the Company to effect the Merger is subject to the receipt of each of the following:

(a)               Certificate of Secretary of the Purchaser.  The Company shall have received a certificate, validly executed by the Secretary of Purchaser, certifying as to (i) the terms and effectiveness of Purchaser’s and Merger Sub’s certificate of incorporation and bylaws and (ii) the valid adoption of resolutions of the Board of Directors of Purchaser and the Board of Directors of Merger Sub (whereby the Merger and the transactions contemplated by this Agreement were approved by the Board of Directors of Purchaser) and the Board of Directors of Merger Sub.

(b)              Offer Letters.  The Offer Letters described in Section 6.1(c) shall have been duly executed by Purchaser.

(c)               Escrow Agreement and Paying Agent Agreement.  The Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent.  The Paying Agent Agreement shall have been duly executed by Purchaser and the Paying Agent.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Indemnification by the Company Securityholders.  From and after the Effective Time, subject to the limitations set forth in Section 7.3, the Company Securityholders shall (without any right of contribution, indemnification, reimbursement or comparable right against or from the Company or the Surviving Corporation), severally and not jointly, indemnify and hold harmless the Purchaser, each of its Subsidiaries, and each of their respective Affiliates, and each such foregoing Person’s officers, directors, control persons, employees, stockholders, representatives, agents, assigns, successors and Affiliates (including, after the Closing, the Surviving Corporation) (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any Adverse Consequences suffered, sustained, incurred or paid by any Purchaser Indemnified Party based upon, in connection with, resulting from or arising out of (without duplication):

(a)           any breach or inaccuracy of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule, any Company Ancillary Agreement, any certificate delivered by the Company pursuant to this Agreement, and any Third Party Claim alleging facts that, if true, would constitute such a breach or inaccuracy;

(b)           any nonfulfillment or breach by the Representative of any covenant or agreement of the Representative set forth in this Agreement.

(c)           any (i) Company Indebtedness as of the Closing exceeding such Company Indebtedness identified in the Consideration Certificate, (ii) the Indemnifiable Merger Expenses or (iii) Employee Transaction Related Expenses exceeding such Employee Transaction Related Expenses identified in the Consideration Certificate;

(d)           any inaccuracies in the Spreadsheet;

(e)           any payments paid or owed by the Surviving Corporation with respect to or in connection with any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Adverse Consequences with respect thereto, exceeds the consideration that otherwise would have been payable pursuant to Article II upon the exchange of the Dissenting Shares if such former stockholders had not exercised their dissenter’s rights;

(f)            any Indemnified Taxes;

(g)           any claim by (i) any current or former Company Securityholder, or any Affiliate, trustee or beneficiary of any Company Securityholder, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director or current or former Company Securityholder occurring prior to the Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement or (ii) any officer, director or current or former Company Securityholder to indemnification or contribution by the Company with respect to acts occurring on or prior to the Closing; and

(h)           any downward Merger Consideration adjustment based on the Final Closing Balance Sheet provided for in Section 2.3(b)(v) hereto (without duplication of any release from the Escrow Account to Purchaser pursuant to Section 2.3(b)(iii) or Section 2.3(b)(v)).

Section 7.2            Indemnification by Purchaser.  From and after the Effective Time, subject to the limitations set forth in Section 7.3, Purchaser shall indemnify and hold harmless the Company Securityholders and each of their respective Affiliates, and each such foregoing Person’s officers, directors, control persons, employees, stockholders, representatives, agents, assigns, successors and Affiliates (collectively, the “Securityholder Indemnified Parties”) from, against and in respect of any Adverse Consequences suffered, sustained, incurred or paid by any Securityholder Indemnified Party based upon, in connection with, resulting from or arising out of:

(a)           any breach or inaccuracy of any representation or warranty of Purchaser or Merger Sub set forth in this Agreement, the Paying Agent Agreement, the Escrow Agreement and any Third Party Claim alleging facts that, if true, would constitute such a breach or inaccuracy; and

(b)           any nonfulfillment or breach by Purchaser or the Surviving Corporation of any covenant or agreement of Purchaser or the Surviving Corporation set forth in this Agreement, the Paying Agent Agreement or the Escrow Agreement.

Section 7.3            Limitations on Indemnification Obligations.

(a)           Subject to Section 7.3(j), there shall be no Liability of any Company Securityholders for indemnification under Section 7.1(a) unless the aggregate amount of Adverse Consequences thereunder exceeds $350,000 (the “Basket”), at which time the Purchaser Indemnified Parties shall be indemnified with respect to the aggregate amount of all such Adverse Consequences, including the Basket; provided, however, that the Basket shall not apply to fraud or the breach or inaccuracy of any of the Company Fundamental Representations.

(b)           The aggregate amount of Adverse Consequences for which the Purchaser Indemnified Parties may be indemnified under Section 7.1(a) for breaches and inaccuracies of representations and warranties other than the Company Fundamental Representations shall be limited to the Escrow Amount.

(c)           The aggregate amount of Adverse Consequences for which the Purchaser Indemnified Parties may be indemnified under Section 7.1 shall be limited to fifty percent (50%) of the aggregate Merger Consideration actually paid to Company Securityholders.

(d)           If any Purchaser Indemnified Party is entitled to receive any amount under Section 7.1, Purchaser shall, on behalf of such Purchaser Indemnified Party, (i) first, seek recovery from the Escrow Amount for as much of such amount as is available, (ii) second, with respect to any such amount that cannot be satisfied through recovery from the Escrow Amount (and subject to the other limitations set forth in this Section 7.3), offset such remaining amount against the amount of any Earn Out Payment that is due and payable (but that has not yet been paid) at the time that such Purchaser Indemnified Party first becomes entitled to receive such amount or at any time thereafter and (iii) third, solely with respect to any such amount that cannot be satisfied through recovery from the Escrow Amount or from an offset against the Next Earnout Payment (and subject to the other limitations set forth in this Section 7.3), seek recovery from each Company Securityholder of such Company Securityholder’s pro rata portion of such unsatisfied amount (where such pro rata portion is based on the percentage that the Accrued Merger Consideration received by a Company Securityholder bears to the aggregate amount of Accrued Merger Consideration received by all Company Securityholders).  “Next Earnout Payment” means, with respect to any amount that a Purchaser Indemnified Party is entitled to receive under Section 7.1, (A) the Earn Out Payment that is due and payable (but that has not yet been paid) at the time that such Purchaser Indemnified Party first becomes entitled to receive such amount, or (B) if no such Earn Out Payment is then due and payable, the Earn Out Payment, if any, that is reasonably expected to become due and payable within 120 days, or (C) if no such Earn Out Payment is reasonably expected to become due and payable within 120 days and if the Representative provides a written election to Purchaser within such 120-day period, the Earn Out Payment, if any, that becomes due and payable with respect to the Annual Earnout Period in which such Purchaser Indemnified Party first becomes entitled to receive such amount.  If the Representative provides such written election, the unpaid portion of such amount that the Purchaser Indemnified Party is entitled to receive under Section 7.1 shall accrue interest, at a per annum rate equal to the LIBOR Rate plus eight percent (8%), from and after the day immediately following the end of such 120-day period to and including the date on which such amount has been satisfied through offset of an Earn Out Payment or otherwise paid.  “LIBOR Rate” means the per annum rate of interest at which United States dollar deposits for a period equal to three (3) months are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) on the trading day in such market immediately preceding the last day of such 120-day period, as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Purchaser in its reasonable discretion).

(e)           Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification for (i) any legal fees and expenses incurred or paid by any Purchaser Indemnified Party (without regard to whether the Claim giving rise to such legal fees and expenses relates to acts, omissions, facts or circumstances occurring before, on or after the Closing Date) or (ii) any other Adverse Consequences incurred or paid by any Purchaser Indemnified Party (other than other Adverse Consequences to the extent relating to periods prior to the Closing Date), in each of the foregoing cases solely to the extent based upon, in connection with, resulting from or arising out of any Claim that the Customer Offerings described on Schedule 7.3(e) of the Company Disclosure Schedule, or the past, current or currently contemplated Exploitation thereof by the Company or by any reseller, distributor or other Person for whose conduct the Company is legally or contractually responsible, or any other activity of the Company (or any other Person for whose conduct it is legally or contractually responsible) in compliance with the intended uses thereof constituted, constitutes or will constitute an infringement upon, or violation or misappropriation of, the Intellectual Property rights described on Schedule 7.3(e).

(f)            Notwithstanding anything to the contrary in this Agreement, for purposes of calculating any indemnifiable Adverse Consequences pursuant to Section 7.1 or Section 7.2, each representation, warranty, covenant and agreement made by the Company, Purchaser or Merger Sub (whether made herein or in any other document, agreement or instrument delivered in connection with this Agreement or therewith) is deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to “material” or a “Material Adverse Effect”) and, without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement for these purposes.

(g)           If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Schedule, agreement, certificate or other document delivered in connection with this Agreement, a Person asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, and shall be entitled to each and every remedy available pursuant to each and every section or provision pursuant to which such Person elects, at its sole discretion, to assert such claim.

(h)           The Purchaser Indemnified Parties shall not be entitled to be reimbursed or paid for any Adverse Consequences pursuant to this Article VII (other than pursuant to Section 7.1(h)) to the extent that such Adverse Consequences are taken into account in the calculation of Closing Working Capital in the Final Closing Balance Sheet; provided, however, that in the case of Adverse Consequences relating to Taxes and Tax matters (including Indemnified Taxes and breaches or inaccuracies of any representation or warranty contained in Section 3.30), the Purchaser Indemnified Parties shall be entitled to be reimbursed or paid for such Adverse Consequences only to the extent that the aggregate amount of such Adverse Consequences exceeds the Tax Accrual.  The Purchaser Indemnified Parties shall not be entitled to be reimbursed or paid for any Adverse Consequences pursuant to this Article VII to the extent that such Adverse Consequences are actually recovered by taking such amounts into account in the determination of Net Sales for purposes of calculating any Earn Out Payments.

(i)            The aggregate amount of Adverse Consequences for which the Securityholders Indemnified Parties may be indemnified under Section 7.2(a) shall be limited to $4,250,000.

(j)            Notwithstanding anything herein to the contrary, any Claims based on a finding of fraud shall not be subject to any limitations under this Section 7.3.

Section 7.4            Survival and Expiration of Representations, Warranties and Covenants.

(a)           The representations and warranties of the Company other than the Company Fundamental Representations (whether set forth in this Agreement, the Company Disclosure Schedule, or any Company Ancillary Agreement) shall survive the Closing and shall expire on the date that is 18 months from the date hereof (the “Expiration Date”), the Company Fundamental Representations set forth in Section 3.25 (regulatory matters) and Section 3.27 (intellectual property) shall survive the Closing and shall expire on the date that is 36 months from the date hereof and each Company Fundamental Representation (other than the Company Fundamental Representations set forth in Section 3.25 (regulatory matters) and Section 3.27 (intellectual property)) shall survive until the expiration of the longest federal, state, local or foreign statute of limitations applicable thereto; provided, however, that if, at any time prior to the expiration of the applicable survival period set forth above, any Purchaser Indemnified Party (acting in good faith) delivers to the Representative a Claim Notice alleging any inaccuracy in or breach of any such representation or warranty made by the Company, and asserting a Claim for recovery under this Article VII based on such alleged inaccuracy or breach, then the Claim asserted in such Claim Notice shall survive the applicable expiration date until such time as such Claim is fully and finally resolved.

(b)           All covenants and agreements of the parties (whether set forth in this Agreement or any Schedule, agreement, certificate or other document delivered in connection with this Agreement) not fully satisfied or waived at or prior to the Closing (including the obligations set forth in Section 7.1 and Section 7.2) shall survive the Closing, continue in effect and expire in accordance with its terms.

(c)           Notwithstanding anything herein to the contrary, any Claims based on a finding of fraud shall not be subject to any limitations under this Section 7.4.

Section 7.5            Indemnification Procedures.  All claims for indemnification under this Article VII (“Claims”) shall be asserted and resolved exclusively as follows:

(a)           In the event that any Person may be entitled to indemnification hereunder (the “Indemnified Party”) from any Person obligated to provide indemnification hereunder (the “Indemnifying Party”) or any Claim for which the Indemnifying Party would be liable to the Indemnified Party hereunder has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness deliver a written notice  (the “Claim Notice”) to the Indemnifying Party, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent feasible (which estimate shall not be conclusive of the final amount of such Claim).  The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party as required by this Section 7.5 of any actual, threatened or possible Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any indemnification obligation which the Indemnifying Party may have to the Indemnified Party.  For purposes of this Section 7.5 and Section 7.6, solely the Representative (on behalf of the Company Securityholders) shall be deemed to be (i) the Indemnifying Party with respect to any Claims arising under Section 7.1 and the Indemnified Party with respect to any Claims arising under Section 7.2. In no event may a Securityholder Indemnified Party bring a Claim directly against Purchaser or its Affiliates pursuant to Section 7.2 or otherwise.

(b)           If an Indemnified Party delivers a Claim Notice to the Indemnifying Party and the Indemnifying Party does not notify the Indemnified Party within 30 days after delivery of the Claim Notice (the “Notice Period”) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed to be owed to the Indemnified Party hereunder.  If the Indemnifying Party makes an objection in writing, the Indemnified Party and the Indemnifying Party shall attempt in good faith for 45 days to agree upon the rights of the respective parties with respect to such Claim.  If they should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Indemnified Party and the Indemnifying Party.  If they cannot agree, either the Indemnified Party or the Indemnifying Party may submit the dispute (each a “Dispute”) for resolution in accordance with Section 8.7 to enforce the provisions of this Article VII against the applicable Indemnifying Party.

Section 7.6            Defense of Third Party Claims.

(a)           In the event of a Third Party Claim in which the Company Securityholders are the Indemnifying Party (other than a Third Party Claim (i) contemplated in Section 7.3(e) or (ii) which involves equitable remedies or other non-monetary Adverse Consequences or Adverse Consequences in excess of the Escrow Amount then available and not subject to any Pending Claim), the Representative shall have the right, at its election within 30 days’ of delivery of the Claim Notice, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Purchaser Indemnified Party.  If the Representative so assumes the defense of such Third Party Claim, (i) the Purchaser may retain separate co-counsel at its sole cost and expense, (ii) the Purchaser shall (A) provide the Representative with all material information requested by the Representative relating to the defense of such claim, and (B) otherwise cooperate with the Representative in the defense of such claim as the Representative may reasonably request.  In no event may Representative settle, adjust or compromise such Third Party Claim without the prior written consent (which consent may not be unreasonably withheld or delayed) of the Purchaser Indemnified Party, unless such settlement, adjustment or compromise:  (1) involves the payment from amounts available in the Escrow Account (and not subject to other Pending Claims) of monetary damages in an amount less than or equal to the amount of Adverse Consequences for which the Indemnifying Party is potentially liable under this Article VII in connection with such Third Party Claim; (2) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (3) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, and (4) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates.

(b)           Notwithstanding the foregoing, in the event of a Third Party Claim (i) contemplated in Section 7.3(e) or (ii) which involves equitable remedies or other non-monetary Adverse Consequences or Adverse Consequences in excess of the Escrow Amount then available and not subject to any Pending Claim, the Purchaser shall have the right, at its election within 30 days’ of the written notice of the Third Party Claim, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Representative.  If the Purchaser so proceeds with the defense of such Third Party Claim, the Purchaser shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Purchaser settles, adjusts or compromises any such Third Party Claim without the consent of the Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Adverse Consequences incurred by the Purchaser Indemnified Party in connection with such Third-Party Claim.

(c)           In the event of a Third Party Claim in which the Purchaser is the Indemnifying Party, Purchaser shall have the right, at its election within 30 days’ of delivery of the Claim Notice, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Representative.  If Purchaser so assumes the defense of such Third Party Claim, (i) the Representative may retain separate co-counsel at the Company Securityholders’ sole cost and expense, (ii) the Representative shall (A) provide the Purchaser with all material information requested by the Purchaser relating to the defense of such claim, and (B) otherwise cooperate with the Purchaser in the defense of such claim as the Purchaser may reasonably request.  In no event may the Purchaser settle, adjust or compromise such Third Party Claim without the prior written consent (which consent may not be unreasonably withheld or delayed) of the Representative, unless such settlement, adjustment or compromise: (1) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (2) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, and (3) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates.

(d)           Notwithstanding the other provisions of this Article VII, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Adverse Consequences for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Adverse Consequences if and to the extent it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

Section 7.7            Release of Escrow Amount.  Promptly following the Expiration Date, Purchaser and the Representative shall take all necessary action to cause the Escrow Agent to distribute to the Paying Agent for disbursement to the Company Securityholders, the amount, if any, by which the Escrow Amount exceeds the sum of (i) the aggregate amount of indemnification claims previously disbursed to Purchaser Indemnified Parties pursuant hereto and (ii) the aggregate amount of any unresolved indemnification claims originally made on or before the Expiration Date by Purchaser Indemnified Parties (the “Pending Claims”).  As soon as reasonably practicable following resolution of any such Pending Claim pursuant to the procedures set forth herein, Purchaser and the Representative shall take all necessary action to cause the Escrow Agent to distribute to the Paying Agent for disbursement to the Company Securityholders, the portion of the Escrow Amount, if any, then remaining and not continuing to be subject to any remaining Pending Claims.

Section 7.8            Adjustment of Merger Consideration.  Any amount paid for indemnification under this Article VII shall be deemed to be an adjustment to the Merger Consideration for all Tax and other purposes and no party shall take any position inconsistent therewith.

Section 7.9            Insurance.  The amount of Adverse Consequences for which an Indemnified Party may make an indemnification claim pursuant to this Agreement shall be reduced by any amounts actually recovered by the Indemnified Party under insurance policies or indemnification rights of the Company pursuant to any Company Contract with respect to such Adverse Consequences.  Each Indemnified Party shall use commercially reasonable efforts to obtain recovery under such insurance policies.  To the extent that any payment received by an Indemnified Party under any insurance policy or Company Contract indemnification rights was not previously taken into account to reduce the amount of indemnifiable Adverse Consequences paid to such Indemnified Party, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or realized (after deducting therefrom (a) the full amount of the expenses incurred by the Indemnified Party in procuring such recovery or realization, and (b) any increase in the premium for such policies to the extent arising out of or in connection with such Adverse Consequences), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter, and (ii) any reasonable amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 7.10          Disclaimer of Special Damages.  Notwithstanding anything to the contrary set forth in this Agreement, no Indemnifying Party or other party to this Agreement shall be liable to or otherwise responsible to any Indemnified Party or other Person for exemplary, punitive, or special damages (including diminution in value) for any matter indemnifiable hereunder or otherwise arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, the foregoing disclaimer shall not apply to the extent any such damages are actually imposed on an Indemnified Party in connection with any Third Party Claim for which indemnity is available hereunder.

Section 7.11          Exclusive Remedy.  Except for claims for specific performance of the terms of this Agreement and claims based on fraud, the indemnification provisions set forth in this Article VII will be the sole and exclusive remedy of the parties (and any other Indemnified Party) with respect to any and all claims relating to the subject matter of this Agreement.

Section 7.12          Appointment of Representative.

(a)           Effective as of the Effective Time, by voting in favor of the adoption of this Agreement and the consummation of the Merger or participating in the Merger and/or receiving any Merger Consideration or other benefits thereof and/or by signing the Transmittal Letter or Option Holder Agreement, the Company Securityholders shall be deemed to have approved the designation of, and designate and appoint, the Representative as the exclusive representative of the Company Securityholders and as the attorney-in-fact and agent for and on behalf of each Company Securityholder with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Company Securityholder, to take any and all actions and make any and all decisions required or permitted to be taken by the Representative under this Agreement, including the power and authority to:  (i) give and receive notices and communications to or from Purchaser (on behalf of itself or any other Purchaser Indemnified Party) or other Persons that are required to be given, or that may be given, pursuant to this Agreement, the Paying Agent Agreement or the Escrow Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by any Company Securityholder individually); (ii) enter into the Paying Agent Agreement and Escrow Agreement as agent on behalf of the Company Securityholder, perform the Representative’s obligations thereunder and authorize the release or delivery to Purchaser of all or a portion of the Escrow Amount or authorize the offset by Purchaser of all or any portion of any Earn Out Payment in satisfaction of Claims by Purchaser or any other Purchaser Indemnified Party pursuant to this Article VII (including by not objecting to such claims); (iii) enforce the obligations, covenants and agreements of Purchaser, Merger Sub, the Surviving Corporation, the Paying Agent or the Escrow Agent under this Agreement, the Paying Agent Agreement or the Escrow Agreement; (iv) agree to, object to, pursue, defend, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to Claims by Purchaser or any other Purchaser Indemnified Party, or against Purchaser, pursuant to this Article VII and do all other things and take all other actions that the Representative may consider necessary or appropriate to resolve any such indemnification claims; (v) agree to, object to, negotiate, resolve, enter into settlements and compromises of, and submit to review by the Neutral Accountant any matters pursuant to Section 2.3(b) or the Earn Out Plan; (vi) resolve any other dispute with Purchaser over any aspect of this Agreement, including participating in negotiation, mediation or litigation with respect to such disputes and complying with any orders of courts issued in connection therewith; (vii) negotiate, agree to and enter into any agreement (including settlements and releases, and amendments to this

Agreement) on behalf of the Company Securityholders to effectuate any of the foregoing, which agreements shall have the effect of binding each Company Securityholder as if such Company Securityholder had personally entered into such agreements; (viii) incur any costs and expenses for the account of the Company Securityholders, manage the payment of such costs and expenses, and make all determinations which may be required or permitted to be taken by the Company Securityholders under this Agreement and (ix) do all other things and take all other actions under or related to this Agreement that the Representative may consider necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing and to otherwise effectuate the transactions contemplated by this Agreement.  This appointment and power of attorney shall be deemed coupled with an interest, and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Company Securityholder or the occurrence of any other event or events.  The Company Securityholders shall be bound by all actions taken and documents executed by the Representative as provided above, including in connection with this Article VII, Section 2.3(b) and the Earn Out Plan, and Purchaser and other Purchaser Indemnified Parties shall be entitled to rely on any action or decision of the Representative acting in the Representative’s capacity as such in connection with all such matters.

(b)           If the Representative shall die, resign, become disabled, dissolve, liquidate, terminate or otherwise be unable to fulfill its responsibilities hereunder, the holders of a majority of the Aggregate Participating Share Number as of immediately prior to the Effective Time shall, within 10 days after such death, resignation, disability, dissolution, liquidation, termination or inability, appoint a successor to the Representative and promptly thereafter notify Purchaser of the identity of such successor.  The Representative may be replaced from time to time by the holders of a majority of the Aggregate Participating Share Number as of immediately prior to the Effective Time upon not less than 10 days prior written notice to Purchaser.  Any successor to the Representative shall succeed the Representative as Representative hereunder, and all references to the Representative in this Agreement shall be deemed to refer to such successor from and after the appointment thereof.  If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the holders of a majority of the Aggregate Participating Share Number as of immediately prior to the Effective Time.  No bond shall be required of the Representative.

(c)           The Representative shall receive compensation for its services pursuant to this Agreement in accordance with a written engagement agreement between the Representative and the holders of a majority of the Aggregate Participating Share Number as of immediately prior to the Effective Time and such compensation shall be paid at Closing as a Merger Expense.  The Representative shall be entitled to receive the Expense Fund from the proceeds of the transactions contemplated by this Agreement.  The Expense Fund shall be used by the Representative solely for the purpose of paying (a) the out-of-pocket fees, costs and expenses (including fees and disbursements of legal counsel, accountants and other professional advisors) reasonably incurred by the Representative in connection with the administration of its duties under this Agreement and (b) any other Adverse Consequences that the Representative may sustain as a result of any action taken by the Representative without bad faith, gross negligence or willful misconduct in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Representative and Purchaser under this Agreement (collectively, “Representative Expenses”).  On July 31, 2018 (or, if any dispute with Purchaser regarding the final Earn Out Payment or any other matter relating to this Agreement is pending on such date, on the thirtieth (30th) day following the final resolution of such dispute), the Representative shall distribute to the Paying Agent for distribution to the Company Securityholders the amount, if any, of the Expense Fund that has not previously been applied to pay Representative Expenses and the Representative’s engagement pursuant to this Section 7.12 shall thereupon terminate.  The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The

Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. For Tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(d)           The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of Purchaser’s and the Surviving Corporation’s officers and employees for purposes of performing the Representative’s duties and exercising the Representative’s rights hereunder, provided that the Representative shall (i) treat confidentially and not disclose any nonpublic information from or about Purchaser or its Subsidiaries to anyone (except on a need to know basis to the Company Securityholders and the Representative’s employees, retained advisors and consultants for such matter who agree to treat such information confidentially) and (ii) not have access to materials or information access which could result in the loss of attorney-client privilege by the Purchaser or its Subsidiaries, based on the advice of Purchaser’s counsel.

(e)           Each Company Securityholder shall severally indemnify and hold the Representative harmless from and against any Adverse Consequences that the Representative may suffer or incur in connection with any action taken or omitted by the Representative pursuant to this Agreement, the Escrow Agreement or the Paying Agent Agreement (including any Representative Expenses that are not paid from the Expense Fund).  Each Company Securityholder shall bear its pro rata portion (based on the percentage that the Accrued Merger Consideration received by such Company Securityholder bears to the aggregate amount of Accrued Merger Consideration received by all Company Securityholders) of any such Adverse Consequences, in each case as such Adverse Consequence is suffered or incurred; provided, that in the event that any such Adverse Consequence is finally adjudicated to have been primarily caused by the bad faith, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholders the amount of such indemnified Adverse Consequence attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Representative by the Company Securityholders, any such Adverse Consequence may be recovered by the Representative from (i) the Expense Fund, (ii) the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders and (iii) any Earn Out Payments at such time as such amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Representative to be paid from the Expense Fund, the Escrow Fund and the Earn Out Payments, this does not relieve the Company Securityholders from their obligation to promptly pay such Adverse Consequence as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.  The Representative shall not be responsible in any manner whatsoever for any failure or inability of Purchaser, the Surviving Corporation or any other Person, to honor any of the provisions of this Agreement.  The Representative shall be fully protected by the Company Securityholders in acting on, refraining from acting on and relying upon any written notice, direction, request, waiver, notice, consent, receipt or other paper or document which the Representative in good faith believes to be genuine and to have been signed or presented by the proper party or parties.  The Representative shall not be liable for other Persons’ forgeries, fraud or false representations.  The Representative shall not be liable to the Company Securityholders for (and the Company Securityholders forever waive and release the Representative from) any error of judgment, mistake in fact or Law or any act done or step taken or omitted by the Representative in good faith and without gross negligence or willful misconduct (and any act done or step taken or omitted pursuant to the advice of legal counsel, accountants or other administrative or professional advisors or experts shall be conclusive evidence of such good faith) or for anything which the Representative may do or refrain from doing in connection with this Agreement, except for the Representative’s own bad faith, willful misconduct or gross negligence.

(f)            The Representative may engage, and rely upon the advice and opinions of,  legal counsel, accountants or other administrative or professional advisors or experts in the event of any dispute or question as to the construction of any of the provisions of this Agreement, the Paying Agent Agreement or the Escrow Agreement or as the Representative may deem advisable to carry out its duties hereunder or thereunder, and it shall incur no Liability to Company Securityholders with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel, advisors or experts.

(g)           It is acknowledged by each of the parties hereto that the Company and the Company Securityholders have retained Fulbright & Jaworski LLP (“Fulbright”) to act as their counsel in connection with the transactions contemplated hereby.  Purchaser and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Purchaser and its Subsidiaries (including the Surviving Corporation), on the one hand, and the Representative and the Company Securityholders, on the other hand, Fulbright may represent the Representative and/or the Company Securityholders in negotiations regarding such dispute even though the interests of the Representative and/or the Company Securityholders may be directly adverse to Purchaser and its Subsidiaries (including the Surviving Corporation), and even though Fulbright may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for Purchaser and its Subsidiaries (including the Surviving Corporation).  Notwithstanding the foregoing, in no event may Fulbright represent the Representative and/or the Company Securityholders in any litigation adverse to Purchaser or its Affiliates.  Purchaser and Merger Sub further agree that, as to all communications among Fulbright, the Company, the Representative and/or any Company Securityholder that relate exclusively to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative and the Company Securityholders and may be controlled by the Representative and Company Securityholders and shall not pass to or be claimed by Purchaser or any of its Subsidiaries (including the Surviving Corporation).  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Subsidiaries (including the Surviving Corporation), on the one hand, and a third party other than the Representative or a Company Securityholder, on the other hand, Purchaser and its Subsidiaries (including the Surviving Corporation) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

ARTICLE VIII

GENERAL

Section 8.1            Successors and Assigns.  This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law), and shall be binding upon and shall inure to the benefit of each of the parties hereto, and its successors, heirs and legal representatives and permitted assigns; provided, however, that notwithstanding the foregoing, Purchaser may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates (provided that Purchaser shall remain liable for the satisfaction of such obligations and Liabilities); and provided, further that Purchaser may assign any or all of its rights, obligations or Liabilities under this Agreement to any party that merges with or acquires all or substantially all of the stock of Purchaser or substantially all of the assets of Purchaser to which this Agreement relates.  Any attempted assignment in violation of the provisions of this Agreement shall be null and void and have no effect.

Section 8.2            Entire Agreement.  This Agreement (which includes the Schedules and the Exhibits hereto), the Confidentiality Agreement and all other agreements contemplated by this Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter of this Agreement, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect and shall survive the Closing in accordance with its terms.  Each of the schedules (the “Schedules”) and exhibit (the “Exhibits”) to this Agreement is incorporated herein by this reference.

Section 8.3            Counterparts; Exchanges by Electronic Delivery.  This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and provisions of this Agreement.

Section 8.4            Expenses and Fees.  All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger and the other transactions contemplated thereby are consummated.

Section 8.5            Specific Performance; Remedies.  Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any remedies that may be available at law upon the breach of any such covenants or agreements, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.6            Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

If to Purchaser or to the Surviving Corporation, to:

ArthroCare Corporation
7000 W. William Cannon Drive
Building 1
Austin, Texas 78735
Attn: Richard Rew, Esq.
Phone:   (512) 391-3900
Fax:        (512) 391-3901

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
401 Congress Avenue
Suite 2500
Austin, Texas 78701
Attn: John J. Gilluly III, P.C.
Phone:   (512) 457-7090
Fax:        (512) 457-7001; attn.: John J. Gilluly III, P.C.

If to the Representative to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, Colorado 80202

Attention: Managing Director
Phone:   (303) 648-4085
Fax:        (303) 623-0294
E-Mail: deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2100
San Antonio, Texas  78205-3792
Attn:  Daryl L. Lansdale, Jr.
Phone:   (210) 224-5575
Fax:        (210) 270-7205

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) as of the date so delivered or facsimiled, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (c) three (3) Business Days after it is sent by registered or certified mail, and (d) if given by any other means, shall be deemed given only when actually received by the addressee.

Section 8.7            Governing Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its conflict of law rules.  Any dispute, claim, action or proceeding arising out of or relating to this Agreement or any certificate, agreement or other document executed and delivered at the Closing pursuant to this Agreement shall be subject to the exclusive jurisdiction of the Chancery Courts of Delaware (the “Applicable Courts”), except as otherwise provided in Section 8.5.  The parties hereby consent to the jurisdiction of the above designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of Delaware.  By executing and delivering this Agreement and subject in all cases to Section 2.3(b), or Section 7.5, the parties irrevocably (a) accept generally and unconditionally the jurisdiction and venue of the Applicable Courts (and each appellate court located in Delaware) in connection with any such action or proceeding; and (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the Applicable Courts.  The parties hereby further irrevocably waive and agree not to plead or claim in any such court that such party is not subject personally to the jurisdiction of such court, that such action or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED BY THIS AGREEMENT. Notwithstanding anything to the contrary in this Section 8.7, for the avoidance of doubt the parties agree that this Section 8.7 shall not impact or interfere with the provisions of Section 2.3(b) or Section 7.5 of this Agreement.

Section 8.8            Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

Section 8.9            Absence of Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will be interpreted, to provide or create or confer any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party hereto or any other Person, except for the provisions of Section 5.5 with respect to the D&O Indemnified Parties and the provisions of Article VII with respect to Purchaser Indemnified Parties and the Securityholder Indemnified Parties, in each case only following the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, following the Effective Time, the rights of the Company Securityholders under this Agreement shall be enforceable only by the Representative on behalf of the Company Securityholders in its sole and absolute discretion (and not directly by any such Company Securityholder).

Section 8.10          Mutual Drafting.  This Agreement is the mutual product of the parties hereto, and each provision of this Agreement has been subject to the mutual consultation, negotiation and agreement of each of the parties and shall not be construed for or against any party hereto as a result of any rule of construction relating to the authorship of such provision.

Section 8.11          Further Representations.  Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being (or has had the opportunity to be) independently advised as to the Tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such Tax consequences.

Section 8.12          Amendment; Waiver.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto (including the Representative).  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.13          Usage.  The defined terms herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to “Articles,” “Sections, “ “Schedules” and “Exhibits” shall be deemed to be references to Articles and Sections of and Schedules and Exhibits to this Agreement unless the context shall otherwise require.  Unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings ascribed to such terms in this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.  All references to amounts denominated in dollars shall mean U.S. dollars, except where specifically noted otherwise.  Whenever any payment hereunder is to be paid in “cash,” payment shall be made by wire transfer of immediately available U.S. dollars.  In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

PURCHASER

ARTHROCARE CORPORATION

/s/ David Fitzgerald
Name:	David Fitzgerald
Title:	President and CEO

Signature page to

Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

MERGER SUB

DURANTE MERGER SUB, INC.

/s/ David Fitzgerald
Name:	David Fitzgerald
Title:	President and CEO

Signature page to

Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

COMPANY

ENTRIGUE SURGICAL, INC.

/s/ Fred B. Dinger, III
Name: Fred B. Dinger, III
Title: President and CEO

Signature page to

Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

/s/ Paul Koenig

Name:	Paul Koenig

Title:	Managing Director

Signature page to

Merger Agreement